UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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Simmons First National Corporation
(Name of Registrant as Specified In Its Charter)

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NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF SIMMONS FIRST NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Simmons First National Corporation will be held at the Banquet Hall of the Pine Bluff Convention Center, Pine Bluff, Arkansas, at 7:45 P.M., on Thursday, April 19, 2016 for the following purposes:

1.	To fix at 11 the number of directors to be elected at the meeting;

2.	To elect 11 persons as directors to serve until the next annual shareholders' meeting and until their successors have been duly elected and qualified;

3.	To consider adoption of a non-binding resolution approving the compensation of the named executive officers of the Company;

4.	To ratify the Audit Committee's selection of the accounting firm of BKD, LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 2016;

5.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only shareholders of record at the close of business on February 22, 2016, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Patrick A. Burrow

Patrick A. Burrow, Secretary

Pine Bluff, Arkansas

March 14, 2016

ANNUAL MEETING OF SHAREHOLDERS

SIMMONS FIRST NATIONAL CORPORATION

P. O. Box 7009

Pine Bluff, Arkansas 71611

PROXY STATEMENT

Meeting to be held on April 19, 2016

Proxy and Proxy Statement furnished on or about March 14, 2016

The enclosed proxy is solicited on behalf of the Board of Directors of Simmons First National Corporation (the "Company") for use at the annual meeting of the shareholders of the Company to be held on Tuesday, April 19, 2016, at 7:45 p.m., at the Banquet Hall of the Pine Bluff Convention Center, Pine Bluff, Arkansas, or at any adjournment or adjournments thereof. When such proxy is properly executed and returned, the shares represented by it will be voted at the meeting in accordance with any directions noted thereon, or if no direction is indicated, will be voted in favor of proposals (1), (2), (3) and (4).

REVOCABILITY OF PROXY

Any shareholder giving a proxy has the power to revoke it at any time before it is voted.

COSTS AND METHOD OF SOLICITATION

The costs of soliciting proxies will be borne by the Company. In addition to the use of the mails, solicitation may be made by employees of the Company by telephone, electronic communications and personal interview. These persons will receive no compensation other than their regular salaries, but they will be reimbursed by the Company for their actual expenses incurred in such solicitations.

OUTSTANDING SECURITIES AND VOTING RIGHTS

At the meeting, holders of the $0.01 par value Class A common stock (the "Common Stock") of the Company will be entitled to one vote, in person or by proxy, for each share of the Common Stock owned of record, as of the close of business on February 22, 2016. On that date, the Company had outstanding 30,334,257 shares of the Common Stock; 2,364,874 of such shares were held by the trust division of Simmons First National Bank ("SFNB"), in a fiduciary capacity, of which 96,707 shares cannot be voted at the meeting. Hence, 30,237,550 shares will be deemed outstanding and entitled to vote at the meeting.

All actions requiring a vote of the shareholders must be taken at a meeting in which a quorum is present in person or by proxy. A quorum consists of a majority of the outstanding shares entitled to vote upon a matter. With respect to Proposals 1, 3 and 4, approval requires that the votes cast for the proposal exceed the votes cast against it. The election of directors will be approved, if each director nominee receives a plurality of the votes cast. All proxies submitted will be tabulated by Computershare, the transfer agent for the Common Stock.

With respect to the election of directors, a shareholder may withhold authority to vote for all nominees by checking the box "withhold authority for all nominees" on the enclosed proxy card or may withhold authority to vote for any nominee or nominees by checking the box "withhold authority for certain nominees" and lining through the name of such nominee or nominees for whom the authority to vote is withheld as it appears on the enclosed proxy card. The enclosed proxy card also provides a method for shareholders to abstain from voting on each other matter presented. By abstaining, shares will not be voted either for or against the subject proposals, but will be counted for quorum purposes. While there may be instances in which a shareholder may wish to abstain from voting on any particular matter, the Board of Directors encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

If your shares are held in a brokerage account or by another nominee, you are considered the "beneficial owner" of shares held in "street name," and these proxy materials have been forwarded to you by your broker or nominee (the "record holder") along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory rules of Financial Industry Regulatory Authority and New York Stock Exchange, brokers or other nominees may not exercise discretionary voting power on the election of directors, executive compensation or other significant matters as determined by the Securities & Exchange Commission. While brokers or other nominees might still be permitted to exercise discretionary voting power for Proposal 4 (the ratification of BKD, LLP as our independent auditor), brokers and other nominees may not exercise discretionary voting power for Proposals 1, 2 or 3 (number of directors, election of directors, or approval of executive compensation). Due to the broad and indefinite scope of the discretionary voting prohibition, it is not expected that brokers or other nominees will attempt to exercise any discretionary voting power. As a result, if you do not provide specific voting instructions to your record holder, the record holder may not vote the shares on Proposals 1, 2 or 3. Accordingly, it is particularly important that you provide voting instructions to your broker or other nominee so that your shares may be voted on the matters presented at the Annual Meeting.

If your shares are treated as a broker non-vote or abstention, your shares will be counted in the number of shares represented for purposes of determining whether a quorum is present. However, broker non-votes and abstentions will not be included in vote totals (neither for nor against) and therefore will not affect the outcome of the vote on any of the proposals being voted upon.

In the event a shareholder executes the proxy but does not mark the ballot to vote (or abstain) on any one or more of the proposals, the proxy will be voted "For" the unmarked Proposals. Further, if any matter, other than the matters shown on the proxy, is properly presented at the meeting which may be acted upon without special notice under Arkansas law, the proxy solicited hereby confers discretionary authority to the named proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting. On the date of the mailing of this Proxy Statement, the Board of Directors has no knowledge of any such other matter which will come before the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth all persons known to management who own, beneficially or of record, more than 5% of the outstanding Common Stock, the number of shares owned by the named executive officers in the Summary Compensation Table and by all directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares Owned Beneficially [a]	Percent of Class
BlackRock, Inc. [b]	2,695,448	8.88%
40 East 52nd Street
New York, New York 10022
The Vanguard Group [c]	1,541,628	5.14%
100 Vanguard Blvd.
Malvern, PA 19355
George A. Makris Jr. [d]	162,969	*
Robert A. Fehlman [e]	53,713	*
David L. Bartlett [f]	37,338	*
Marty D. Casteel [g]	70,703	*
Matthew C. Reddin [h]	13,156	*
All directors and officers as a group (21 persons)	1,360,752	4.48%

_________________________

*	The shares beneficially owned represent less than 1% of the outstanding common shares.
[a]	Under the applicable rules, "beneficial ownership" of a security means, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated, each beneficial owner named has sole voting and investment power with respect to the shares identified.
[b]	These shares may be owned by one or more of the following entities controlled by BlackRock, Inc.: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management Ireland Limited and BlackRock International Limited.
[c]	These shares may be owned by one or more of the following entities controlled by The Vanguard Group, Inc.: The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.
[d]	Mr. Makris owned of record 31,181 shares; 94,933 shares are held jointly with his spouse; 4,117 shares are held in his IRA; 4,750 shares are held in his wife's IRA, 1,871 shares held in a trust for his benefit, 178 shares were held in his account in the ESOP and 2,000 shares were deemed held through exercisable stock options
[e]	Mr. Fehlman owned of record 32,594 shares; 7,034 shares were held in his fully vested account in the ESOP; and 14,085 shares were deemed held through exercisable stock options.
[f]	Mr. Bartlett owned of record 30,268 shares; 2,496 shares were held in his fully vested account in the ESOP and 4,575 shares were deemed held through exercisable stock options.
[g]	Mr. Casteel owned of record 37,392 shares; 4,078 shares were owned jointly with his wife; 10,484 shares were held in his fully vested account in the ESOP; 2,094 shares were held in his account in SFNC Employee Stock Purchase Plan and 16,115 shares were deemed held through exercisable stock options.
[h]	Mr. Reddin owned of record 8,795 shares and 4,361 shares were deemed held through exercisable stock options.

PROPOSAL 1 - FIX THE NUMBER OF DIRECTORS

At the 2015 annual shareholders' meeting, the number of directors was set at thirteen (13) and the thirteen (13) nominees were elected. After 40 years of service on our Board, Dr. Harry L. Ryburn has notified us that he will not seek re-election as a director. Further, David L. Bartlett has retired from the Company as an officer and director. The Board of Directors of the Company has considered the number of directors that should serve on the board for the ensuing year and has set the number of directors to be elected at the annual meeting at eleven (11). The Board is presenting its decision to set the number of directors to be elected at the annual meeting at eleven (11) to the shareholders for ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 1 TO RATIFY THE ACTION OF THE BOARD TO FIX THE NUMBER OF DIRECTORS AT ELEVEN.

PROPOSAL 2 - ELECTION OF DIRECTORS

Each of the persons named below is presently serving as a director of the Company for a term which ends on April 19, 2016, or such other date upon which a successor is duly elected and qualified. The Board has evaluated the independence of each director serving on the Board and its Committees under applicable law and regulations and the listing standards of the NASDAQ. The table below summarizes the findings of the Board:

Nominating &
	Board of	Audit	Compensation	Corporate Governance	Risk
Name	Directors	Committee	Committee	Committee	Committee
Jay D. Burchfield	Independent	Independent	Independent	Independent	*
William E. Clark, II	Independent	*	*	*	*
Steven A. Cossé	Independent	*	Independent	Independent	Independent
Mark C. Doramus	Independent	*	Independent	Independent	Independent
Edward Drilling	Independent	Independent	*	*	*
Eugene Hunt	Independent	Independent	*	*	Independent
Christopher R. Kirkland	Independent		*	*	*
W. Scott McGeorge	Independent	Independent	Independent	Independent	Independent
George A. Makris, Jr.	Not Independent	*	*	*	*
Joseph D. Porter	Independent	*	*	*	*
Robert L. Shoptaw	Independent	Independent	Independent	Independent	Independent

__________________

* The director is not a member of the Committee.

The proxies hereby solicited will be voted for the election of the nominees shown below, as directors, to serve until the next annual meeting of the shareholders and until their successors are duly elected and qualified, unless otherwise designated in the proxy. If at the time of the meeting any of the nominees should be unable or unwilling to serve, the discretionary authority granted in the proxy will be exercised to vote for the election of a substitute or substitutes. Management has no reason to believe that any substitute nominee or nominees will be required.

Jay Burchfield

Mr. Burchfield, 68, was appointed to the Board in 2015. He is the retired Chairman of Ozark Trust and Investment Corporation and its subsidiary company, Trust Company of the Ozarks. His career has spanned over 40 years, primarily in the banking and financial services industry. Mr. Burchfield formerly served as an Advisory Director of Liberty Bancshares, Inc., which was acquired by the Company in February 2015. Prior to the consummation of the merger of Liberty Bancshares, Inc. into the Company, Mr. Burchfield was designated by Liberty Bancshares, Inc. as its designee for appointment to the Board of the Company.

He received a B.S. degree in Marketing in 1968 and M.S. degree in Education in 1972 from Central Missouri State University. Mr. Burchfield graduated from the Graduate School of Banking of the South at Louisiana State University in 1980. Mr. Burchfield is a veteran of the U. S. Army.

Mr. Burchfield currently serves as a Director of O’Reilly Automotive, Inc. (NASDAQ: ORLY). In this role, he serves as Chairman of its Compensation Committee and as a member of its Corporate Governance and Audit Committees. Mr. Burchfield also serves as Senior Principal of SilverTree Companies, a real estate company, a director of Heart of America Beverage, a beverage distributor, Treasurer of the I-470 Community Improvement District, a tax increment financing plan to develop road infrastructure in Lee's Summit, MO.

The Board of Directors believes that Mr. Burchfield’s experience and expertise in the banking industry, strategic business development, executive compensation and leadership development will be beneficial in the management of the Company’s operations.

William E. Clark, II

Mr. Clark, 46, was elected to the Board in 2008. He is the Chief Executive Officer of Clark Contractors, LLC, a general contractor involved in commercial construction throughout the United States. Prior to the formation of Clark Contractors, LLC in 2009, he was employed by CDI Contractors from 1994 through 2009, where he served in various capacities culminating in his serving as Chief Executive Officer from 2007 to 2009. Mr. Clark received a B.S.B.A. degree in Business Management from the University of Arkansas in 1991.

He is a past President/Chairman for the UAMS Consortium and Arkansas Children's Hospital Committee for the Future, a member of Fifty for the Future, Young Presidents Organization, St. Vincent Foundation, UAMS Foundation, Little Rock Christian Academy Board of Trust and the Winthrop P. Rockefeller Cancer Institute.

The Board of Directors believes that Mr. Clark's experience within the commercial construction industry provides needed skills in the assessment of the construction industry utilized by the Company in setting policies involving the allocation of credit and lending priorities.

Steven A. Cossé

Mr. Cossé, 67, was elected to the Board in 2004. On August 31, 2013, he retired as President and CEO of Murphy Oil Corporation, a Fortune 500 company listed on the New York Stock Exchange, following his election on June 20, 2012. Mr. Cossé has previously served as the Executive Vice President and General Counsel for Murphy Oil Corporation. He had served as General Counsel since 1991 and had also previously served as Senior Vice President, Vice President and Principal Financial Officer. Prior to joining Murphy Oil Corporation as General Counsel, he served for eight years as General Counsel for Ocean Drilling & Exploration Company in New Orleans, Louisiana, a NYSE listed, majority-owned subsidiary of Murphy Oil Corporation. Mr. Cossé received a B.A. degree in Government from Southeastern Louisiana University in 1969 and a Juris Doctorate degree from Loyola University in 1974.

Mr. Cossé also currently serves on the boards of Murphy Oil Corporation (a NYSE listed company), and SHARE Foundation. He is past chairman of the South Arkansas Chapter of the American Red Cross and is on the advisory board of Turning Point. Mr. Cossé is a member of the Louisiana Bar Association, Arkansas Bar Association and Union County Bar Association.

The Board of Directors believes that Mr. Cossé's experience as an executive officer, general counsel and principal financial officer, provides needed skills in the assessment of the oil industry utilized by the Company in setting policies involving the allocation of credit and lending priorities and in the legal, financial and general business issues facing publicly traded companies.

Mark C. Doramus

Mr. Doramus, 57, was appointed to the Board in 2015. He serves as Chief Financial Officer of Stephens Inc., an independent financial services firm headquartered in Little Rock, Arkansas. He has served in several capacities at Stephens, including the corporate finance department from 1988 to 1994, Assistant to the President from 1994 to 1996 and Chief Financial Officer since 1996.

He began his career in 1980 with Arthur Andersen & Co. in Dallas, Texas, where he worked as a Certified Public Accountant. He joined the Dallas, Texas office of Trammell Crow Company in 1983, where he worked until he joined Stephens in 1988.

Mr. Doramus is a member of the CHI St. Vincent Infirmary board of directors, where he served as chairman from 2012 – 2014, and has been a member of the University of Arkansas at Little Rock Board of Visitors since 2004. Mr. Doramus served on the Winthrop Rockefeller Foundation board from 2004 to 2009, serving as Chairman in 2009.

Mr. Doramus graduated from Rhodes College in Memphis, Tennessee, with a B.A. degree in Economics and Business in 1980 and received his M.A. degree in Real Estate and Regional Science from Southern Methodist University in Dallas, Texas in 1982.

The Board of Directors believes that Mr. Doramus’ experience in accounting and the financial services industry provides needed skills for assisting in the management of the Company’s business, including risk management, internal controls and capital management.

Edward Drilling

Mr. Drilling, 60, was elected to the Board in 2009. He joined Southwestern Bell Telephone Company in 1979 and has served in various operations positions including customer service, sales and marketing, and the external affairs organization. He was named President of the Arkansas Division in 2002. Mr. Drilling received a B.S. degree in Marketing from the Walton College at the University of Arkansas in 1978 and graduated from the Emory University Advanced Management

Program in 1991.

Mr. Drilling has served on numerous boards over the last 30 years, including: past Chairman of the Arkansas State Chamber of Commerce, Arkansas Children's Hospital Board of Trustees, University of Arkansas Board of Advisors, former President of the Little Rock, Chamber of Commerce Board of Directors, UAMS Arkansas BioVentures Advisory Board, former President of Fifty for the future, former Vice Chairman of the Arkansas Economic Development Commission.

The Board of Directors believes that Mr. Drilling's experience as an executive within the telecommunication and information technology industry having participated in various industry transitions, mergers and technology changes provides needed skills in the assessment of the technology risks of the Company, the security measures to address these risks and valuable insights involving the executive management of a large enterprise.

Eugene Hunt

Mr. Hunt, 70, was elected to the Board in 2009. He is an attorney in private practice in Pine Bluff, Arkansas. Mr. Hunt began his practice in 1972 and has thereafter been involved in the active practice of law within Arkansas, primarily in Southeast Arkansas. He served as Judge on the Arkansas Court of Appeals from August through December, 2008 and has served as a Special Circuit Judge and Special Justice on the Arkansas Supreme Court. Additionally, he served as Director of the Child Support Enforcement Unit, Jefferson County, Arkansas from 1990-2001. Mr. Hunt received a B.A. degree in History and Government from Arkansas AM&N College in 1969 and a Juris Doctorate degree from the University of Arkansas Law School in 1971.

Mr. Hunt also serves on the boards of The Economic Development Corporation of Jefferson County, Arkansas, Jefferson Hospital and Youth Partners. He is a member of the NAACP and has served as an NAACP Affiliate Attorney since 1978.

The Board of Directors believes that Mr. Hunt's experience as an attorney and his long-term familiarity with the business and social environment in southeastern Arkansas provides needed skills and insight in the small business and consumer needs of the Company's banking customers in one of its major markets, southeastern Arkansas.

Christopher R. Kirkland

Mr. Kirkland, 46, was appointed to the Board in 2015. He is a private investor and conducts his real estate investment operation as The Kirkland Group. Mr. Kirkland most recently served as a principal of Anchor Investments, LLC, a private, real estate investment company based in Nashville, Tennessee. The Company had a strategic focus to acquire, own, develop and manage income-producing commercial properties in the Southeast United States and to purchase and reposition residential land or properties. Mr. Kirkland sold his interest in Anchor Investments in 2015.

Prior to forming Anchor Investments, Mr. Kirkland was the managing member of Kirkland Properties, LLC which he co-founded in 1994. While operating Kirkland Properties, Mr. Kirkland further developed skills as a successful investor in commercial real estate, focusing on the development or redevelopment and management of underperforming real estate assets. Mr. Kirkland also had an ownership interest in SouthLand Constructors, LLC, a commercial contracting company based in Brentwood, Tennessee which he operated for 10 years prior to selling the company to a construction holding company based in Chicago, Illinois in 2014.

Mr. Kirkland received a B.A. degree in economics from the University of Tennessee – Knoxville in 1992 and an M.B.A. degree from the Owen Graduate School of Management at Vanderbilt University in 1998.

The Board of Directors believes that Mr. Kirkland’s experience in real estate development, construction and finance provides needed skills for setting policies involving the allocation of credit and lending priorities within the expanding geographic markets of the Company and valuable insights involving the real estate business.

Scott McGeorge

Mr. McGeorge, 72, was elected to the Board in 2005. He is the senior member of a group of McGeorge and McGeorge - Dickinson family owned companies that include Pine Bluff Sand & Gravel Co., McGeorge Contracting Co., Inc. and Cornerstone Farm and Gin Co., where he serves as President, Chairman and Vice President, respectively. The companies perform marine construction in a multistate regional area, build highways and similar projects, mine various minerals and produce and sell stone products, asphalt pavement and sand. Cornerstone is engaged in farming operations.

Mr. McGeorge previously served on the board of directors of National Bancshares Corporation and its wholly owned subsidiary National Bank of Commerce of Pine Bluff during the mid 1980's before it was purchased by Boatmen's Bank. He was on the commercial and industrial loan committee, which approved the largest loans the bank made. Mr. McGeorge received a B.S. degree in Business Administration from the University of Arkansas in 1965. He graduated from U. S. Coast Guard Officer Candidate School and served as an officer in the U.S. Coast Guard for three years.

Mr. McGeorge served as past Secretary and current board member of the National Stone Sand and Gravel Association in Alexandria, Virginia, is a member of the boards of directors of Dredging Contractors of America and National Waterways Conference, both located in Washington, D.C. and is past President and a current director of Mississippi Valley Associated General Contractors in Memphis, Tennessee. He is active in many local and civic activities. He is President of Trinity Foundation, a charitable foundation that seeks to benefit residents of Pine Bluff, Little Rock and the surrounding areas through grants for scholarship, support of educational institutions and other civic activities. He is a member of the Board of the Economic Development Corporation of Jefferson County, Arkansas.

The Board of Directors believes that Mr. McGeorge's experience in the construction, materials, mining and agricultural industries, as well as his experience and past performance as the president of a large successful business enterprise, provides needed skills and insight into the overall business and industrial climate and the executive management of a large successful business enterprise.

George A. Makris, Jr.

Mr. Makris, 59, was elected to the Board in 1997. He is currently serving as Chairman and Chief Executive Officer of the Company. Prior to his employment by the Company on January 2, 2013, Mr. Makris had been employed by M. K. Distributors, Inc. since 1980 and had served as its President since 1985. Mr. Makris previously served as a member of the board of directors of National Bank of Commerce from 1985 to 1996 and served as Chairman of the Board from 1994 to 1996. Mr. Makris received a B.A. degree in Business Administration from Rhodes College in 1978 and an M.B.A. from the University of Arkansas in 1980.

Mr. Makris also serves as Chairman of the board of directors of The Economic Development Corporation of Jefferson County, Arkansas and a member of the board of trustees of the Jefferson Regional Medical Center. He has previously served as Chairman of the board of trustees of the Arts and Science Center for Southeast Arkansas, Chairman of the Board of Directors of the Economic Development Alliance for Jefferson County, Chairman of the board of directors of the Greater Pine Bluff Chamber of Commerce, Chairman of the King Cotton Classic Basketball Tournament, Chairman of the board of trustees of Trinity Episcopal School, a director of Simmons First National Bank, a director of the Wholesale Beer Distributors of Arkansas, a director of the National Beer Wholesalers Association, a director of CHI St. Vincent. and a member of the board of visitors of the University of Arkansas at Pine Bluff and the University of Arkansas for Medical Sciences, College of Medicine.

The Board of Directors believes that Mr. Makris' experience as the Chairman and Chief Executive Officer of the Company and his experience as a business executive and long-term resident of central and southeastern Arkansas provides needed skills and insight into the banking and financial services business conducted by the Company as well as the executive management of a separate successful business enterprise in Arkansas.

Joseph D. Porter

Mr. Porter, 58, was appointed to the Board in 2015. He serves as president of Akin-Porter Produce, Inc., a family owned wholesale distributor of fresh produce, located in Greenfield, Tennessee. The company has operations in Plant City, Florida, Eau Claire, Michigan; Thomasville, Georgia and Cuerevaca, Mexico. Mr. Porter’s is responsible for the oversight of the distributorship and sales force. In conjunction with the distributorship, Mr. Porter also serves as President of JP Enterprises of Greenfield, Inc. and Vice President of Moore & Porter Produce. He also is actively involved in various farming operations and as a director at Innovative Livestock Services.

Mr. Porter previously served as president of the Weakley County Chamber of Commerce and formerly served on the board of Weakly County Municipal Electric System. Mr. Porter attended University of Tennessee - Martin.

The Board of Directors believes that Mr. Porter’s experience in agri-business and farming provides needed skills for setting policies involving the allocation of credit and lending priorities within the expanding geographic markets of the Company and valuable insights involving the management of an international enterprise.

Robert L. Shoptaw

Mr. Shoptaw, 69, was elected to the Board in 2006 and was designated as the audit committee financial expert on the Company's Audit & Security Committee in December, 2012. Mr. Shoptaw retired as president of Arkansas Blue Cross Blue Shield ("ABCBS"), a mutual health insurance company, in 2008, terminating his 39 years of service to that organization. During the 1970s and 1980s, he served in various management and executive capacities with a primary focus in medical services management, professional relations and government programs administration (Medicare administrative operations). In 1987, Mr. Shoptaw became the Executive Vice President and Chief Operating Officer of ABCBS and was named President and CEO in 1994. After retiring as President and CEO in 2008, he remains on the board of directors of ABCBS and serves as Chairman of the Board. Mr. Shoptaw received a B.A. in Economics from Arkansas Tech University in 1968, an M.B.A. from Webster University in Business Administration and Health Services Management and completed the Advanced Management Program at Harvard University Business School in 1991.

Mr. Shoptaw serves as a member of the board of directors of Arkansas Center for Health Improvement, the Little Rock Metrocentre Improvement District, Arkansas Research Alliance and is the immediate past Chairman of the board of visitors of The University of Arkansas College of Medicine.

The Board of Directors believes that Mr. Shoptaw's experience and past performance as the president of a large mutual health insurance company, provides needed skills and insight into the health care industry, health insurance industry and the financial and executive management of a large successful business enterprise.

The table below sets forth the name, age, principal occupation or employment during the last five years, prior service as a director of the Company, the number of shares and percentage of the outstanding Common Stock beneficially owned, with respect to each director and nominee proposed, as reported by each nominee:

		Principal	Director	Shares		Percent
Name	Age	Occupation	Since	Owned [a]		of Class
Jay Burchfield	69	Retired, formerly Chairman,	2015	50,563		*
		Trust Company of the Ozarks

William E. Clark, II	46	Chairman and CEO,	2008	5,455	[b]	*
		Clark Contractors, LLC
		(Construction)

Steven A. Cossé	68	Retired, President and CEO	2004	25,061	[c]	*
		Murphy Oil Corporation

Mark C. Doramus	57	Chief Financial Officer,	2015	525	[d]	*
		Stephens Inc.

Edward Drilling	60	Arkansas President, AT&T Corp.	2008	7,655		*

Eugene Hunt	70	Attorney	2009	4,701	[e]	*

Christopher R. Kirkland	46	Principal, The Kirkland Group	2015	639,597	[f]	2.1%
		(real estate)

W. Scott McGeorge	72	President, Pine Bluff	2005	43,701	[g]	*
		Sand and Gravel Company

George A. Makris, Jr.	59	Chairman and Chief Executive	1997	162,969	[h]	*
		Officer of the Company, formerly
		President, M. K. Distributors, Inc.
		(Beverage Distributor)

Joseph D. Porter	58	President, Akin-Porter	2015	92,844	[i]	*
		Produce, Inc. (Wholesale Produce)

Robert L. Shoptaw	69	Retired Executive, Arkansas	2006	25,500	[j]	*
		Blue Cross and Blue Shield

__________________

*	The shares beneficially owned represent less than 1% of the outstanding common shares.
[a]	"Beneficial ownership" of a security means, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose or to direct the disposition of such security. Unless otherwise indicated, each beneficial owner named has sole voting and investment power with respect to the shares identified.
[b]	Mr. Clark owns of record 3,430 shares and 1,500 shares are owned jointly with his spouse.
[c]	Mr. Cossé owns of record 5,245 shares and 19,816 shares are owned jointly with his spouse.
[d]	These shares are owned jointly by Mr. Doramus and his spouse.
[e]	Mr. Hunt owns of record 3,305 shares; 980 shares are owned jointly with his spouse; and 416 shares are held in his IRA.
[f]	Mr. Kirkland owns of record 240,619 shares; 4,975 shares are held by his wife; 35,288 shares are held in custodian accounts for his children and 358,715 are held by a trust in which Mr. Kirkland is a trustee.
[g]	Mr. McGeorge owns of record 41,701 shares and 2,000 shares are deemed held through exercisable stock options.
[h]	Mr. Makris owns of record 31,181 shares; 94,933 shares are held jointly with his spouse; 4,117 shares are held in his

IRA; 4,750 shares are held in his wife's IRA; 1,871 shares are held in a trust for his benefit; 178 shares are held in his account in the ESOP and 15,939 shares are deemed held through exercisable stock options.
[i]	Mr. Porter owns of record 57,391 shares and 28,453 shares are held in his 401(k) account. Mr. Porter is general partner in a family limited partnership which owns 140,001 shares of which 7,000 shares held by the partnership are attributable to Mr. Porter.
[j]	Mr. Shoptaw owns of record 23,100 shares and 2,400 shares are held in his IRA.

Committees and Related Matters

During 2015, the Board of Directors of the Company maintained and utilized the following committees: Executive Committee, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee ("NCGC") and Risk Committee.

During 2015, the Audit Committee was composed of Robert L. Shoptaw (Chairman), Jay D. Burchfield, Edward Drilling, Eugene Hunt and Scott McGeorge. Messrs. Shoptaw and Burchfield serve as financial experts on the Audit Committee. This committee provides assistance to the Board in fulfilling its responsibilities concerning accounting and reporting practices by regularly reviewing the adequacy of the internal and external auditors, the disclosure of the financial affairs of the Company and its subsidiaries, the control systems of management and internal accounting controls. During 2015, this committee met 6 times.

The Compensation Committee, composed of Steven A. Cossé, (Chairman), William E. Clark, II, Mark C. Doramus, Eugene Hunt, W. Scott McGeorge, Harry L. Ryburn and Robert L. Shoptaw, met 3 times during 2015.

The NCGC, composed of Steven A. Cossé, (Chairman), W. Scott McGeorge, Harry L. Ryburn and Robert L. Shoptaw, met 3 times during 2015.

The Risk Committee, composed of all directors serving on the Board, met 5 times during 2015.

The Company encourages all board members to attend the annual meeting. Historically, the directors of the Company and its subsidiaries are introduced and acknowledged at the annual meeting. All of the current directors who stood for election at the 2015 annual meeting attended the Company's 2015 annual meeting.

The Board of Directors of the Company met 7 times during 2015, including regular and special meetings. All incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees on which such director served.

Board Leadership Structure

The Company's Corporate Governance Principles and Procedures do not mandate the separation of the offices of Chairman of the Board and Chief Executive Officer.  The Board believes that a unified leadership structure with an experienced executive management team is more beneficial to the Company than a bifurcated leadership structure mandating the separation of the Chairman and the CEO. Over the last 30 years, there have been brief periods where the offices of Chairman and CEO were held by different persons. The few brief instances of separation were during transitions in the executive management of the Company. After the management transition was completed, the Board in each instance has chosen to return to a unified leadership structure. The Board believes that it is in the best interests of the Company to provide flexibility in the Company's leadership structure to address differences in the Company's operating environment as well as differences in the experience, skills and capabilities of the executive management team serving the Company from time to time. While the Board still believes the unification of the Chairman and Chief Executive Officer positions is in the Company's best interest, the Board is authorized to separate these positions should circumstances change in the future.

In an effort to strengthen independent oversight of management and to provide for more open communication, Dr. Harry L. Ryburn served as Chairman of the Executive Committee and Lead Director during 2015. Dr. Ryburn, as an independent Lead Director, chaired executive sessions of the Board conducted without management. These sessions are held during each scheduled Board meeting. Management also periodically meets with the Lead Director to discuss Board and Executive Committee agenda items.

Codes of Ethics

Code of Ethics - General. The Company has adopted a general Code of Ethics applicable to all directors, advisory directors, officers and associates of the Company. The Code is designed to promote the conduct the business of the Company in accordance with the highest ethical standards of conduct and to promote the ethical handling of conflicts of interest, full and fair disclosure and compliance with laws, rules and regulations. Additionally, under the Code of Ethics, associates or Directors who learn of a business opportunity in the course of their service for the Company cannot appropriate that opportunity for themselves or for others, but must allow the Company to take advantage of the opportunity. The Company’s Code of Ethics is designed to provide guidance and resources to help ensure that:

•	The Company and its associates remain in compliance with all applicable laws and regulations.

•	The Company operates a safe and nondiscriminatory place to work and do business.

•	Confidential and proprietary information is protected.

•	Inappropriate gifts or favors are not accepted and

•	Conflicts of interest are avoided.

Any material departure from a provision of the Code of Ethics on behalf of a member of the Ethics Committee, a Director or an executive officer may be waived by the Ethics Committee and shall be reported to the Board, and any such waiver will be promptly disclosed as required by applicable law, rule or regulation.

Code of Ethics for Finance Group. The Board has adopted a separate Code of Ethics for the Finance Group that supplements the Code of Conduct and applies to the Company’s Chief Executive Officer, Chief Financial Officer, the Chief Accounting Officer and Controller and all other officers in the Company’s Finance Group.

Both of these Codes of Ethics may be found on the Company’s website at www.simmonsfirst.com in the Corporate Governance Documents Section of Investor Relations. The Company will disclose any amendments or waivers with respect to its Code of Ethics for Financial Group on its website.

Transactions with Related Persons

From time to time, SFNB, the banking subsidiary of the Company, and such other banking subsidiaries of the Company as are, or may have been, in operation from time to time, have made loans and other extensions of credit to directors, officers, employees and members of their immediate families, and from time to time directors, officers, employees and members of their immediate families have placed deposits with these banks. These loans, extensions of credit and deposits were made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features. The Company generally considers banking relationships with directors and their affiliates to be immaterial and as not affecting a director's independence so long as the terms of the credit relationship are similar to those with other comparable borrowers not related to the Company.

In assessing the impact of a credit relationship on a director's independence, the Company deems any extension of credit which complies with Federal Reserve Regulation O to be consistent with director independence. The Company believes that normal, arm's-length banking relationships entered into in the ordinary course of business do not negate a director's independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the subsidiary banks of the Company with other persons not related to the Company. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred nor may any such loans be classified or disclosed as non-accrual, past due, restructured or a potential problem loan. The Company's Board of Directors will review any credit to a director or his affiliates that is criticized by internal loan review or a bank regulatory agency in order to determine the impact that such classification may have on the director's independence.

An immediate family member of Mr. George A. Makris, Jr., Chairman and CEO, is employed by the Company. In 2015, Mr. Makris’ son, George A. Makris, III, received compensation consisting of approximately $45,592 in cash compensation, and received a restricted stock grant, valued at $108,625 at the time of the grant, which vests over five years. These amounts reflect compensation that is consistent with the total compensation provided to other employees of the same level with similar responsibilities.

Policies and Procedures for Approval of Related Party Transactions

Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders.

Management carefully reviews all proposed related party transactions, other than routine banking transactions, to determine if the transaction is on terms comparable to terms that could be obtained in an arm's-length transaction with an unrelated third party. Management reports to the Executive Committee and then to the Board of Directors on all proposed material related party transactions. Upon the presentation of a proposed related party transaction to the Executive Committee or the Board, the related party is excused from participation in discussion and voting on the matter.

Role of Board in Risk Oversight

The Board of Directors has responsibility for the oversight of risk management. The Board, either as a whole or through its committees, regularly discusses with management the Company's major risk exposures, their potential impact on the Company and the steps being taken to manage them.

While our Board is ultimately responsible for risk oversight, the Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Effective for 2015, the Board established a Risk Committee to assess and manage the various risks of the Company. To assist the Risk Committee in its responsibilities, Management has designated a Chief Risk Officer and has appointed an Enterprise Risk Management Committee of senior executives. Each of these committees has adopted charters and has actively commenced performing their duties.

The Audit Committee, composed of independent directors, focuses on financial risk exposures, including internal controls, and discusses with management, the internal auditors, and the independent registered public accountants the Company's policies with respect to financial risk assessment and management, including risks related to fraud and liquidity. The Compensation Committee, also composed of independent directors, focuses on the management of risks associated with compensation policies and programs. During 2015, all of the Company’s directors served on the Risk Committee, thereby providing an internal communication link from the other committees of the Board to the Risk Committee.

Communication with Directors

Shareholders may communicate directly with the Board of Directors of the Company by sending correspondence to the address shown below. If the shareholder desires to communicate with a specific director, the correspondence should be addressed to such director. Any such correspondence addressed to the Board of Directors will be forwarded to the Chairman of the Board for review. The receipt of the correspondence and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. Correspondence addressed to a specific director will be delivered to such director promptly after receipt by the Company. Each such director shall review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board of Directors at its next meeting, so that the appropriate action, if any, may be taken.

Correspondence should be addressed to:	Simmons First National Corporation
Board of Directors
Attention: (Chairman or Specific Director)
P. O. Box 7009
Pine Bluff, Arkansas 71611

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

During 2015, the Nominating and Corporate Governance Committee ("NCGC") was composed of Steven A. Cossé (Chairman), W. Scott McGeorge, Harry L. Ryburn and Robert L. Shoptaw. All of the members of the committee satisfied the independence standards in accordance with the NASDAQ listing standards. A function of the NCGC regarding nominations is to identify and recommend individuals to be presented for election or re-election as Directors.

Director Nominations and Qualifications (Company and subsidiaries)

The Board of Directors is responsible for recommending nominees for directors to the shareholders for election at the annual meeting. The Board has delegated the identification and evaluation of proposed director nominees to the NCGC. The NCGC charter, which is available for review in the Investor Relations portion of the Company's web site: www.simmonsfirst.com, and certain corporate governance principles and procedures govern the nominations and criteria for proposing or recommending proposed nominees for election and re-election to the Board of Directors of the Company and its subsidiaries.

The identification of potential directors and the evaluation of existing and potential directors is a continuing responsibility of the committee. The NCGC has not retained any third party to assist it in performing its duties. A proposed director may be recommended to the Board at any time; however, a proposed nominee for director to be elected at the annual meeting must be presented to the Board of Directors for consideration no later than December 31 of the year immediately preceding such annual meeting.

The NCGC has not set any minimum qualifications for a proposed nominee to be eligible for recommendation to be elected as a director of the Company. The corporate governance principles provide that the NCGC shall consider the following criteria, without any specified priority or weighting, in evaluating proposed nominees for director:

•	Geographic location of residence and business interests	•	Type of business interests
•	Age	•	Business and financial expertise
•	Community involvement	•	Leadership profile
•	Ability to think independently	•	Personal and professional ethics and integrity
•	Ability to fit with the Company's corporate culture	•	Equity ownership in the Company

In evaluating potential nominees to serve as a director for the Company or our bank subsidiary, SFNB, under the criteria set forth above, the NCGC seeks nominees with diverse business and professional experience, skills, gender and ethnic background, as appropriate, in light of the current composition of the boards. Additionally, the NCGC seeks geographical diversity and insights into its local and regional markets by primarily seeking potential director nominees who reside within the markets in which the Company has a significant business presence.

The NCGC has no specific quotas for diversity. However, as described above, diversity is one factor the committee considers when evaluating potential board candidates and incumbent directors for reelection. In considering diversity, the NCGC includes differences of viewpoint, professional experience, education and other individual qualities as well as race and gender. The boards of directors of the Company and SFNB are composed of 24 individuals, none of which currently serve on both boards. Of the combined pool of directors, three are females and two are minorities.

In seeking increased diversity among our pool of directors, the Company has initially focused on the board of directors of SFNB. As a commercial bank operating in numerous local markets within our interstate market area, we believe increased diversity within the SFNB board of directors will assist us in understanding the consumers in our markets and delivering high quality banking and financial services to the diverse universe of customers we serve.

Nominations from Shareholders

The NCGC will consider nominees for the Board of Directors recommended by shareholders with respect to elections to be held at an annual meeting. In order for the NCGC to consider recommending a shareholder proposed nominee for election at the annual meeting, the shareholder proposing the nomination must provide notice of the intention to nominate a director in sufficient time for the consideration and action by the NCGC. While no specific deadline has been set for notice of such nominations, notice provided to the NCGC by a shareholder on or before the deadline for submission of shareholder proposals for the next annual meeting (November 14, 2016 for the 2017 meeting) should provide adequate time for consideration and action by the NCGC prior to the December 31 deadline for reporting proposed nominations to the Board of Directors. Proposed nominations submitted after such date will be considered by the NCGC, but no assurance can be made that such consideration will be completed and committee action taken by the NCGC in time for inclusion of the proposed director in the proxy solicitation for the next annual meeting.

The notice of a shareholder's intention to nominate a director must include:

•	the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules if the person had been nominated for election by the Board of Directors;
•	information regarding the shareholder making the nomination, including name, address and number of shares of SFNC that are beneficially owned by the shareholder;
•	a representation that the shareholder is entitled to vote at the meeting at which directors will be elected, and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
•	a description of any arrangements or understandings between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and
•	the consent of each such nominee to serve as a director, if elected.

The Chairman of the Board, other directors and executive officers may also recommend director nominees to the NCGC. The committee will evaluate nominees recommended by shareholders against the same criteria, described above, used to evaluate other nominees.

Compensation Committee Interlocks and Insider Participation

During 2015, the Compensation Committee was composed of Steven A. Cossé (Chairman), William E. Clark, II, Mark C. Doramus, Edward Drilling, Eugene Hunt, W. Scott McGeorge, Harry L. Ryburn and Robert L. Shoptaw, none of which were employed by the Company.

Compensation Committee Processes and Procedures

Decisions regarding the compensation of the executives are made by the Compensation Committee. Specifically, the Compensation Committee has strategic and administrative responsibility for a broad range of issues, including the Company's compensation program to compensate key management employees effectively and in a manner consistent with the Company's stated compensation strategy and the requirements of the appropriate regulatory bodies. The Board appoints each member of the Compensation Committee and has determined that each is an independent director.

The Compensation Committee oversees the administration of executive compensation plans, including the design, performance measures and award opportunities for the executive incentive programs and certain employee benefits, subject to final action by the Board of Directors in certain cases. During the first quarter of each calendar year, the committee makes a specific review focusing on performance and awards for the most recently completed fiscal year and the completion of the process of setting the performance goals for the incentive compensation programs for the current year.

To assist in meeting the objectives outlined above, the Hay Group, Inc., a national compensation and benefits consulting firm, has been retained to advise the Compensation Committee on a regular basis on the compensation and benefit programs. The Company engaged the consultant to provide general compensation consulting services, including executive compensation. In addition, the consultant may perform special executive compensation projects and consulting services from time to time as requested by the Compensation.

The Board of Directors, upon approval and recommendation from the committee, determines and approves all compensation and awards to the CEO and other executives. The committee reviews the performance and compensation of the CEO. The CEO reviews the performance and compensation of the other executive officers, including the other named executive officers, and reports any significant issues or deficiencies to the committee. The members of the Company's Human Resources Group assist in such reviews. The CEO and the Human Resources Group, at least annually, review the compensation classification system of the Company which determines the compensation of all salaried employees of the Company and its affiliates, including other named executive officers. The Company's compensation program is based in part on market data provided by the compensation consultant. The Compensation and the Board also act upon the proposed grants of stock-based compensation prepared by the CEO for other executives. Presently, the consultant's role is to assist such reviews by providing data regarding market practices and making specific recommendations for changes to plan designs and policies consistent with the Company's stated philosophies and objectives.

In determining the amount of named executive officer compensation each year, the Compensation Committee reviews competitive market data from the banking industry as a whole and the peer group specifically. It makes specific compensation decisions and grants based on such data, Company performance and individual performance and circumstances. For performance-based incentives, the committee sets performance targets using management's internal business plan, industry and market conditions and other factors.

Role of Compensation Consultants

The Company periodically engages compensation consultants to aid in the review of its compensation programs. From time to time, the Company engages compensation consultants to provide national and regional general statistical information regarding compensation within the banking industry. The data reviewed may include base salary, bonus, incentive programs, equity compensation, retirement and other benefits. This information is used to validate the Company's classification of positions and salaries within its compensation policies.

The Compensation Committee also uses compensation consultants to evaluate its executive and director compensation programs. The Compensation Committee assessed the relationships between Hay Group, the Company, the Compensation Committee and the executive officers of the Company for conflicts of interest. In this assessment, the committee reviewed the criteria set forth in the SEC's Reg.240.10C-1(b)(4) (i)-(vi), NASDAQ Rule IM-5605-5(d)(3)(i)-(vi) and such other criteria as it deemed appropriate. The committee did not identify any conflicts of interest for the Hay Group.

Executive Officers

The Board of Directors elects executive officers annually. All of the officers shown in the table below have been officers for the Company for at least five years, except for Messrs. Makris, Massanelli, Burrow and Dunn. The table below sets forth the name, age, officer position with the Company and Simmons First National Bank ("SFNB") and principal occupation or employment during the last five years and tenure of service with the Company:

Name	Age	Position	Years Served
George A. Makris, Jr. [1]	59	Chairman and Chief Executive Officer	3
Robert A. Fehlman	51	Senior Executive Vice President, Chief	27
		Financial Officer and Treasurer
Marty D. Casteel	64	Senior Executive Vice President (Company);	27
		Chairman and Chief Executive Officer (SFNB)
Stephen C. Massanelli [2]	60	Executive Vice President and Chief	1
		Administrative Officer
Patrick A. Burrow [3]	62	Executive Vice President, General Counsel	1
		and Secretary
Barry K. Ledbetter	53	Executive Vice President and Chief	30
		Banking Officer (SFNB)
Steve C. Wade	61	Executive Vice President and Chief	14
		Credit Officer (SFNB)
F. Chris Dunn [4]	56	Executive Vice President for Regulatory	0
		Affairs and Risk Strategy (SFNB)
David W. Garner	46	Executive Vice President, Controller and Chief	18
		Accounting Officer (Company and SFNB)

________________________

[1] Mr. Makris was elected as CEO – Elect on August 13, 2012, effective January 1, 2013. He succeeded J. Thomas May as Chairman and Chief Executive Officer upon Mr. May’s retirement on December 31, 2013. Mr. Makris has served on the Board of Directors of the Company since 1997 and served as chairman of the Company’s Audit & Security Committee from 2007 until his resignation upon his election to CEO – Elect. Prior to his election, he served as President of M. K. Distributors, Inc.

[2] Mr. Massanelli was elected Executive Vice President/Organizational Development on December 15, 2014 and subsequently was designated as Chief Administrative Officer. Prior to becoming an officer at the Company, he was Principal in the investment firm Treadstone Partners, LLC from 2011 to 2014 and served as a Senior Vice President and Treasurer of Zale Corporation from 1997 - 2010.

[3] Mr. Burrow was elected as Executive Vice President and General Counsel on December 15, 2014 and as secretary on January 20, 2016. Prior to becoming an officer at the Company, he was a managing member of the law firm Quattlebaum, Grooms, Tull & Burrow PLLC. Mr. Burrow had provided legal representation to the Company in various capacities over the last 30 years.

[4] Mr. Dunn was hired as Executive Vice President for Regulatory Affairs and Risk Strategy on July 6, 2015. Prior to becoming an officer at the Company, Mr. Dunn was the Assistant Deputy Controller in the Little Rock Office of the Office of the Comptroller of the Currency. Mr. Dunn was employed by the OCC in various capacities for 33 years.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section is a discussion of certain aspects of the Company's compensation program as it pertains to the principal executive officer, the principal financial officer and the three other most highly-compensated executive officers during 2015. These five persons are referred throughout as the "named executive officers." This discussion focuses on compensation and practices relating to the Company's most recently completed fiscal year and changes to such compensation and practices going forward.

The Company believes that the performance of each of the named executive officers has the potential to impact the profitability of the Company, in both the short-term and long-term. Therefore, the Company places significant emphasis on the design and administration of its executive compensation program.

Committee

Prior to 2015, the Nominating, Compensation and Corporate Governance Committee of the Board had jurisdiction over executive and other compensation related matters as set forth in its Charter. For 2015, the Board realigned its committee structure splitting this committee to create two separate committees, the Compensation Committee and the Nominating and Corporate Governance Committee. To provide for a smooth transition for the committee re-alignment, the members of the Nominating, Compensation and Corporate Governance Committee from 2014 were appointed as members of the Compensation Committee for 2015.

Executive Compensation Philosophy

The Company seeks to provide executive compensation packages that are significantly connected to the Company's overall financial performance, the increase in shareholder value, the success of the Company and the performance of the individual executive. The main principles of this strategy include the following:

•	attract and retain highly effective and competent executive leadership,
•	encourage a high level of performance from the individual executive,
•	align compensation incentives with the performance of the business unit most directly impacted by the executive's leadership and performance,
•	enhance shareholder value, and
•	improve the overall performance of the Company.

The Compensation Committee strives to meet these objectives while maintaining market competitive compensation levels and ensuring that the Company makes efficient use of its shares and has predictable expense recognition.

Peer Comparison

 In determining the amount of named executive officer compensation each year, the committee reviews competitive market data from the banking industry as a whole and a specific peer group of comparably sized banking organizations.  The committee uses a peer group of banking organizations for comparison in setting executive compensation practices and levels of base salary, incentives and benefits.

Prior to setting the peer group, the committee obtains the recommendation of its compensation consultants on the makeup of its peer group. Due to its recent growth, the compensation consultant recommended a peer group of publicly traded regional banks with assets between $4.0 billion to $14.1 billion (approximately one half to twice the Company’s size) located in the states of Alabama, Arkansas, Colorado, Florida, Georgia, Iowa, Illinois, Kansas, Kentucky, Louisiana, Missouri, Mississippi, North Carolina, Nebraska, Oklahoma, South Carolina, Tennessee, and Texas. The Compensation Committee adopted the peer group as recommended by its compensation consultant. For 2015, the peer group consisted of 20 banking organizations, the name and ticker symbol for each member of the peer group is set forth below:

BancFirst Corp. (BANF)	BancorpSouth Inc. (BXS)
Bank of the Ozarks Inc. (OZRK)	Capital Bank Financial Corp. (CBF)
First Finl Bankshares Inc. (FFIN)	First Midwest Bancorp Inc. (FMBI)
Heartland Financial USA Inc. (HTLF)	Home BancShares Inc. (HOMB)
IBERIABANK Corp. (IBKC)	International Bancshares Corp. (IBOC)
MB Financial Inc. (MBFI)	National Bank Hldgs Corp. (NBHC)
Pinnacle Financial Partners Inc. (PNFP)	PrivateBancorp Inc. (PVTB)
Renasant Corp. (RNST)	South State Corporation (SSB)
Taylor Capital Group Inc. (TAYC)	Texas Capital Bancshares Inc. (TCBI)
Trustmark Corp. (TRMK)	United Community Banks Inc. (UCBI)

The committee believes the peer group is indicative of the market in which the Company competed for the employment and retention of executive management during 2015 and such institutions are of similar size and have similar numbers of employees, product offerings and geographic scope. In recent years, due to the consolidation in the banking industry, there has been a significant reduction in the number of organizations satisfying the peer group criteria.

The executive salary and benefit programs are targeted to the peer group median for each compensation category in order to be competitive in the market. The Company's incentive programs are analyzed with similar programs of the peer group. The incentive programs are designed for the emphasis of performance based compensation within the Company's specific business operations.

The committee attempts to make compensation decisions consistent with the foregoing objectives and considerations including, in particular, market levels of compensation necessary to attract, retain and motivate the executive officers. Therefore, the aggregate wealth accumulated or realizable by an executive from past compensation grants is considered but not determinative in setting compensation or making additional grants.

Comprehensive Compensation Study and 2015 Revisions

During 2014, the Company combined all of its subsidiary banks into SFNB and agreed to acquire two banking organizations located in Tennessee and Missouri. With the reorganization of the internal banking operations and the significant increase in size of the Company due to the then pending acquisitions, the committee and management desired to analyze the Company’s compensation practices in comparison to a peer group based upon its new organizational structure and increased size. The Company engaged Hay Group during 2014 to conduct a comprehensive study of the compensation practices of the Company.

The compensation study separately addressed executive management (64 positions) and the remainder of the Company’s workforce (over 1200 positions). This discussion will focus on the study findings related to executive management. The study compared base salary, incentive compensation, target total cash compensation, long term incentive compensation and total direct compensation of the Company to the general market (diverse group of industries) and to the financial market (banking, insurance and other financial organizations). The study results showed that for each of the compensation types set forth above that the Company was significantly below the 50th percentile of both the general market group and the financial market group, with the total targeted cash compensation and total direct compensation for the Company falling at the 25th percentile. In response to the study the Chief Executive Officer recommended to the committee that the Company needed to take steps to move the total direct compensation of the Company’s executive management and overall workforce toward the median total direct compensation for comparable positions in the peer group as the measurable financial and economic performance of the Company moves up toward the median for the peer group. The transition toward median salaries within the peer group is expected to occur over a multi-year period.

The committee determined that action was necessary to enhance the incentive compensation programs and thereby increase the total direct compensation for the Company to remain competitive in hiring and retaining executive management within the markets in which it operates. The primary enhancement would be to increase incentive compensation to executive management based upon the achievement of key strategic objectives related to the profitability of the Company. Further, the committee determined that there was an opportunity to provide some consistency in the applicable strategic objectives and reduce the operating complexities of the prior incentive plans.

The committee determined that the incentive compensation structure for the executive management should consist of an annual incentive plan providing cash payments and a long term incentive plan providing equity awards. After the approval of the incentive plan submitted to the shareholders for approval at the 2015 annual shareholders meeting, the Company implemented the revised incentive programs for executive management under the Simmons First National Corporation 2015 Incentive Plan.

Decisions Regarding Composition of Total Direct Compensation

The Company's executive compensation program provides a mix of separate components that seek to align the executives' incentives with increasing shareholder value. The Company's executive incentive compensation program includes both non-equity and equity incentive compensation. The Company has established target allocations of non-equity incentive compensation for executive officers. For the CEO, the Compensation Committee has set a target allocation of potential non-equity incentive compensation at 70% of salary. For the executive officers other than the CEO, the committee has set targets for potential non-equity incentive compensation based upon the executive's salary classification ranging from 20% to 65% of salary. The Company has also established target allocations of equity incentive compensation for executive officers. For the CEO, the Compensation Committee has set a target allocation of potential equity incentive compensation at 90% of salary. For the executive officers other than the CEO, the committee has set targets for potential equity incentive compensation based upon the executive's salary classification ranging from 20% to 65% of salary. If performance goals are achieved at the threshold level, the annual grants for equity incentive compensation to such executives will be 50% of target. If performance goals are achieved at the target level, the annual grants for equity incentive compensation to such executives will be 100% of target. If performance goals are achieved at the maximum level, the annual grants for equity incentive compensation to such executives will be 150% of target. The annual grants for equity incentive compensation consist of restricted stock awards, performance share unit awards and/or stock options as specified by the committee. The Compensation Committee has expanded its use of different equity incentive vehicles by utilizing restricted stock awards, performance share unit awards and non-qualified stock options.

For 2015, the compensation of the named executive officers was allocated as follows:

•	Base Salaries plus Bonus: ranges from approximately 22% to 32% of total direct compensation.
•	Non-equity incentives: ranges from approximately 9% to 24% of total direct compensation.
•	Equity incentives: ranges from approximately 44% to 60% of total direct compensation.

"Total direct compensation" means annual base salaries plus bonus plus non-equity and equity incentive compensation. The foregoing percentages are based on the full grant date fair value of annual compensation (calculated in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation). Please refer to the discussion of Accounting Standards Codification Topic 718, Compensation – Stock Compensation, which precedes the 2015 Summary Compensation Table, below.

The Company emphasizes market practices in the design and administration of its executive compensation program. The Compensation Committee’s philosophy is that incentive pay should constitute a significant component of total direct compensation. The executive compensation program has utilized stock options and restricted stock, and in 2015 added performance share units. Equity incentive performance measures should promote shareholder return and earnings growth, and the plan design should be based upon a direct connection between performance measures, the participant's ability to influence such measures and the award levels.

The Company’s compensation consultant recommended that the Company include stock options as well as performance based stock awards for 2015 and following years. The inherent nature of stock options, increasing in value only as the stock price increases, provides incentive compensation to executives only as the price of the Company stock increases. The Compensation Committee has adopted the recommendation of the compensation consultant and has included stock options and performance awards as components of the 2015 incentive compensation program. The options granted in 2015 will be reported in next year's proxy statement with other executive compensation data for 2015. See Comprehensive Compensation Study and 2015 Revisions below for discussions regarding changes in the 2015 incentive compensation program.

Executive Compensation Program Overview

The four primary components of the executive compensation program are:

●	base salary and annual bonus,

●	non-equity incentives,

●	equity incentives, and

●	benefits.

1.  Base Salary and Bonus

Base salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility.  The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives.  The Company may use annual base salary adjustments to reflect an individual's performance or changed responsibilities.  Base salary levels are also used as a benchmark for the amount of incentive compensation opportunity provided to an executive.  For example, participation in the EIP is set within a range based upon the executive's salary grade.

As discussed above, the Company's executive compensation program emphasizes targeting the total amount of compensation to peer group practices with a mix of compensation, including a significant component of incentive compensation.  At lower executive levels, base salaries represent a larger proportion of total compensation but at senior executive levels total compensation contains a larger component of incentive compensation opportunities.

Historically, the Company has paid bonuses for executive officers for special circumstances but does not regularly utilize discretionary bonuses as a significant part of the executive compensation program.  The Compensation Committee has recently re-examined its position regarding discretionary compensation, including discretionary bonuses.  For 2015, a discretionary cash bonus was paid to Mr. Makris for his successful leadership of the Company in 2015 through the acquisition and integration of Community First Bancshares, Inc. and Liberty Bancshares, Inc.

2.  Non-Equity Incentives

The Company uses the EIP as a short-term incentive to encourage achievement of its annual performance goals. The EIP focuses on the achievement of annual financial goals and awards.  The EIP is designed to:

●	support strategic business objectives,

●	promote the attainment of specific financial goals for the Company and the executive,

●	reward achievement of specific performance objectives, and

●	encourage teamwork.

The EIP is designed to provide executives with market competitive compensation based upon their scope of responsibility.  The size of an executive's EIP award is influenced by these factors, market practices, Company performance and individual performance.  The Compensation Committee generally sets the annual EIP award for an executive to provide an incentive at the market median for expected levels of performance.  All of the named executive officers participate in the EIP.  Awards earned under the EIP are contingent upon employment with the Company through the end of the fiscal year, except for payments made in the event of death, retirement or disability.

The ultimate amount paid to an executive under the EIP is a function of four variables:

●	the executive's target award;

●	the goals set for the Company;

●	the payout amounts established by the Compensation Committee which correspond to Threshold, Target and Maximum levels of performance; and

●	the Compensation Committee's determination of the extent to which the goals were met.

Effective for 2015, the Compensation Committee approved company-wide net income and efficiency ratio as the underlying performance parameters for the EIP, and developed corresponding threshold, target, and maximum performance levels for each measure. The Committee also set target annual incentive opportunities for each named executive officer, measured as a percentage of base salary. Threshold and maximum payout opportunities, at 50% and 200% of target, were established for each performance goal. No portion of the annual incentive payout is guaranteed. If threshold net income or threshold efficiency ratio performance levels are not achieved, no payouts will be made under the EIP for that plan goal. To incent EIP participants to make decisions that have positive long-term impact on the Company, even at the expense of short-term results, and to prevent unusual gains and losses from having too great an impact on plan payouts, the Compensation Committee retained discretion to exclude items impacting comparability from company-wide results and adjust actual results for specific items that occurred during the plan year.

The 2015 EIP plan design reflects changes to prior year practices following the Compensation Committee’s review of annual incentive pay practices at the Company. These plan design changes include:

•	Limiting EIP eligibility to executives leading business functions and executives that are able to directly impact overall corporate performance and the achievement of the Company’s business strategy.
•	Using core net income as a corporate performance measure in place of earnings per share (“EPS”). This change was made to avoid duplication of performance measures with the long-term incentive plan, discussed below, which uses EPS as a primary measure of company performance.
•	Increasing the emphasis on overall company performance to determine incentive pay for EIP participants. The EIP performance goals are tied directly to the Company’s business strategy and now represent approximately 13% to 35% of the incentive pay opportunity for our named executive officers.
•	Using a single performance hurdle, net income, that must be achieved prior to any payouts under the EIP. Net income was selected as the plan hurdle to ensure that a sufficient level of corporate profit is attained to support the payment of annual incentive compensation.

The committee sets the performance measures in the first quarter of each year based on management's confidential business plan and budget for the coming year, which typically includes planned revenue growth, cost reductions and profit improvement. The committee also sets threshold, target and maximum performance points. Maximum performance points reflect ambitious goals which can only be attained when business results are exceptional. Minimum award or performance points for the components are usually set at the prior year's performance level, unless a higher threshold is determined to be appropriate due to unsatisfactory financial performance in the prior year.

The committee also assesses actual performance relative to pre-set goals and, in doing so, determines the amount of any final award payment. In determining final awards and in evaluating personal performance, the committee considers adjustments to GAAP net income and other corporate performance measures for unplanned, unusual or non-recurring items of gain or expense.

Each participant in the EIP is allocated a targeted incentive as a percentage of his or her base salary which is payable if the Company's performance satisfies the Target performance points for all components under the EIP and satisfies the qualifying criteria. The table below shows the targeted benefit for the named executive officers for 2015.

	Targeted Benefit	Targeted Benefit
Executive Name & Title	(% of Base Salary)	($)
George A. Makris, Jr., Chief Executive Officer	70.00%	$416,500
Robert A. Fehlman, Chief Financial Officer	50.00%	$167,000
Marty D. Casteel, Senior Executive Vice President	50.00%	$167,000
David L. Bartlett, President & Chief Banking Officer	50.00%	$191,480
Matthew C. Reddin, Executive Vice President	20.00%	$ 65,000

For the named executive officers, the weighting of the EIP components is uniform; however, the weighting will vary among the other participants in the EIP. The weighting of the EIP components for the named executive officers participating in the EIP in 2015 is as follows:

Component	Weighting
Corporate Core Net Income	50%
Core Efficiency Ratio 4Q-2015	50%

Generally, each component (other than individual goals) has three performance points that determine the participant's payout for that component, Threshold, Target and Maximum.  No payout is earned for a component if the Company's performance is below the Threshold.  The Company's performance at the Threshold level for a component entitles the participant to 50% of the participant's targeted benefit times the weighting factor for such component. The Company's performance at the Target level for a component entitles the participant to 100% of the participant's targeted benefit times the weighting factor for such component.  The Company's performance at the Maximum level entitles the participant to 200% of the participant's targeted benefit times the weighting factor for such component.  Performance in excess of the Maximum does not entitle the participant to a benefit in excess of the maximum benefit times the weighting of that component.  If the performance with respect to any component is in excess of the Threshold but less than the Maximum, then the participant's entitlement is a prorated percentage computed based upon the Company's actual performance in proportion to the closest performance points for that component.

The corporate core net income component is based upon the Company's net income adjusted to exclude the tax adjusted merger related expense, branch right sizing expense, FDIC Loss Share termination expense and any non-recurring expenses. This component is allocated 50% of the participant's targeted EIP benefit. The Threshold for the corporate core net income component is the prior year's core net income, as so adjusted, $73,496,000 for 2015. The Target and Maximum for 2015 were set at $85,066,000 and $91,756,000, respectively, or 116% and 125%, respectively, of the 2015 Threshold. The actual adjusted corporate core net income for 2015 was $89,621,622. The 2015 results for this component exceeded the Target but did not reach the Maximum for 2015. The prorated formula for performance in excess of the Target but less than Maximum provided a benefit from the corporate core net income component of 168% of the allocated target benefit. A more detailed discussion on EIP qualifying and limitation criteria is set forth below.

The efficiency ratio component is based upon the Company’s core efficiency ratio for the fourth calendar quarter of 2015. Core Efficiency Ratio means non-interest expense (excluding non-recurring items, foreclosed property expense, amortization of intangibles and goodwill impairments) divided by the sum of net interest income plus non-interest revenues (excluding gains from securities and non-recurring items). This component is allocated 50% of the participant's targeted EIP benefit. The committee establishes a Threshold, Target and Maximum for the core efficiency ratio of the Company. The Threshold is the prior year's actual performance, 66.7%. The Target and Maximum were set at 61.3% and 55.4%, respectively, or 92% and 83% of the 2015 Threshold. The actual core efficiency ratio for the fourth quarter of 2015 was 59.5%. The 2015 results for this component exceeded the Target but did not reach the Maximum for 2015. The prorated formula for performance in excess of the Target but less than Maximum provided a benefit from the efficiency ratio improvement component of 131% of the allocated target benefit.

	2015 Prorated
	Threshold	Target	Maximum	2015 Results	Benefit Level
Benefit Level [1]		50%	100%	200%

Core Net Income	$73,496,000	$85,066,000	$91,756,000	$89,621,622	168.0%
Core Efficiency Ratio	66.7%	61.3%	55.4%	59.5%	131.0%
Aggregate Benefit [2]					149.5%

__________________

[1] The percentage shown is the percentage of the target benefit for this component earned for performance of the component at the designated level.

[2] The percentage shown is the percentage of the target benefit earned for performance of the two components at the designated levels based upon a 50% weighting for each component.

In addition to the performance based components discussed above, the EIP has a qualifying criterion that must be satisfied annually in order for any participant to qualify for benefits under the EIP. The failure to satisfy the qualifying criterion will prevent the participant from earning any EIP benefit to which he or she would have been entitled based upon the EIP components discussed above. The qualifying criterion for 2015 was the Company's net income must exceed $61,926,000. In summary, the Compensation Committee determined that for 2015 the Company did satisfy the qualifying criterion, the corporate core earnings component and the corporate core efficiency ratio component. The EIP payments to the participating named executive officers for 2015 were 149.5% of the Target EIP award amounts. The following table sets forth a summary of the EIP payments and their components.

		Weighting	Targeted	Earned Benefit	Incentive
		Factor	Incentive	Level	Earned
Name	Component	(%)	($)	(%)	($)
George A. Makris, Jr.	Core Net Income	50%	$208,250	168.0%	$349,860
	Core Efficiency Ratio	50%	208,250	131.0%	272,808
	Total EIP Benefit			149.5%	$662,668

Robert A. Fehlman	Core Net Income	50%	$83,500	168.0%	$140,280
	Core Efficiency Ratio	50%	83,500	131.0%	109,385
	Total EIP Benefit			149.5%	$249,665

Marty D. Casteel	Core Net Income	50%	$83,500	168.0%	$140,280
	Core Efficiency Ratio	50%	83,500	131.0%	109,385
	Total EIP Benefit			149.5%	$249,665

David L. Bartlett	Core Net Income	50%	$95,740	168.0%	$160,843
	Core Efficiency Ratio	50%	95,740	131.0%	125,419
	Total EIP Benefit			149.5%	$286,262

Matthew C. Reddin	Core Net Income	50%	$32,500	168.0%	$54,600
	Core Efficiency Ratio	50%	32,500	131.0%	42,575
	Total EIP Benefit			149.5%	$97,175

3. Equity Incentives

Historically, the Company has made stock option and restricted stock awards to executives of the Company and its subsidiary banks.  These awards are generally granted once a year, although in special circumstances additional grants may be made.  These awards are used to create a common economic interest among executives and shareholders and to recruit and retain qualified executives.  Historically, the Company's stock options generally have an exercise price equal to the closing price of the Company's stock at the time of the grant, a ten year term and vest in equal installments over five years after the date of grant. The Company's restricted stock grants generally do not require any payment from the participant and vest in equal installments over five years after the date of grant, although vesting may be over a shorter period if the participant is nearing retirement. On several occasions in the past, the committee has chosen to grant non-qualified stock options when under the specific circumstances the desired grants would not qualify as incentive stock options or the committee determined that stock appreciation rights should be granted with the options. Prior to 2009, the Company had generally utilized incentive stock options for most executives. But due to changes in the accounting rules regarding stock-based compensation and the turmoil in the banking industry during the Great Recession, the Company decided in 2009 to de-emphasize stock options and increase the use of restricted stock in making future grants.

Effective for 2015, the Compensation Committee revised the operation of the Company’s equity incentive program, including the adoption of a Long Term Incentive Plan (“LTIP”) under the Simmons First National Corporation 2015 Incentive Plan. The major components of the LTIP are non-qualified stock options, restricted stock grants and performance shares units (“PSUs”) that are settled in shares of common stock based on results over a three-year performance period.

Stock Options reward stock price appreciation directly by providing the opportunity for compensation only if the company’s stock price increases from the date of grant. All stock options granted for 2015 have an exercise price equal to the closing market price of our common stock on the date of grant, a 10-year term, and vest ratably over three years from the date of grant, subject to the executive’s continued employment with the Company. PSUs reward the achievement over a 3-year performance period of core earnings per share (“EPS”) and core return on average tangible common equity (“ROATCE”), performance metrics likely to have a significant impact on the overall Company value. Achievement of a threshold level of performance results in a payout equal to 50% of each participant’s approved target opportunity. Target performance results in a payout equal to 100% of the targeted opportunity. The maximum number of shares that can be earned for each of these performance measures is 200% of the targeted number of PSUs. The ultimate value of performance shares, which are paid in stock, is also impacted directly by stock price appreciation or depreciation over the performance period. Dividend equivalents are paid at the conclusion of the performance period based on the number of shares actually earned during the applicable performance period.

For 2016 performance period and thereafter, the allocation of the equity vehicles under the LTIP is anticipated to be 50% in stock options and 50% in PSUs. Performance above the Target level does not increase the payout on the portion of the incentive allocated to stock options to stock options, while performance above the Target may increase the payout on PSUs up to 200% of the Target payout level, hereby providing an approximate overall limitation on the LTIP benefits of 150% of Target payout.

When performance based grants of restricted stock are utilized, the Compensation Committee identifies the specific components of the Company's financial performance to be used in determining the grants. The components are weighted to emphasize the current strategic focus of the Company. The Compensation Committee sets Threshold, Target and Maximum performance levels for each component which if satisfied will entitle the participant to 50%, 100% and 200%, respectively, of the participant's targeted benefit attributable to that component. The Company's performance at the Threshold level for a component entitles the participant to 50% of the Participant's target benefit times the weighting factor for such component. The Company's performance at the Target level for a component entitles the participant to 100% of the Participant's target benefit times the weighting factor for such component. The Company's performance at the Maximum level entitles the participant to 200% of the Participant's target benefit times the weighting factor for such component. Performance in excess of the Maximum does not entitle the participant to a benefit in excess of the maximum target benefit times the weighting of that component. If the performance with respect to any component is in excess of the Threshold and less than the Maximum, then the participant's entitlement is a prorated percentage computed based upon the Company's actual performance in proportion to the closest performance points for that component.

In order to transition into three year performance cycles under the LTIP, for 2015, the initial year in which grants were made under the LTIP, each participant received three grants, based upon the Company’s performance under the specified performance metrics for performance periods ending December 31 of 2015, 2016 and 2017. The equity incentive grant for the 2015 performance period consisted of non-qualified stock options vesting in installments over three years and a performance based restricted stock grant based upon the Company’s performance under the specified performance criteria during the 2015 performance period. This restricted stock award vested immediately upon grant. Additionally, the LTIP utilized two shortened “stub” performance periods, one ending on December 31, 2016 and one ending on December 31, 2017 to create a rolling three year cycle of LTIP grants. The grants for the stub periods consist of non-qualified stock options and PSUs. These stub periods have distinct performance goals, based on the shortened performance period, and payouts will occur at the end of each “stub” performance period based on performance against the stub period EPS and ROATCE goals. For LTIP grants made in 2016 and thereafter, the awards are expected to be based upon a regular three year performance cycle.

2015 Performance Period Grant

The equity incentive granted for the 2015 performance period consists of 50% stock options and 50% performance based restricted stock awards. The options vest over three years and have a strike price equal to the market price of SFNC stock at the time of the grant. Based upon the Company’s 2015 performance under the specified criteria, performance grants of restricted stock were granted to the equity incentive plan participants in early 2016.  In February, 2015, the Compensation Committee established a target payout for equity incentives for the participants under its equity plans, including the named executive officers for grants to be made in the 2016.  The table below sets forth certain details for the equity incentive for the named executive officers in the 2015 performance period:

	Targeted	Targeted	Stock	Restricted
	Equity	Equity	Option	Stock
	Incentive	Incentive	Allocation	Allocation
Executive Name & Title	(% of Salary)	($)	($)	($)
George A. Makris, Jr., CEO	90%	$535,500	$267,750	$267,750
Robert A. Fehlman, CFO	65%	217,100	108,550	108,550
Marty D. Casteel, EVP	65%	217,100	108,550	108,550
David L. Bartlett, President & CBO	65%	248,924	124,462	124,462
Matthew C. Reddin, EVP	30%	97,500	48,750	48,750

For grants made for the 2015 performance period, the Compensation Committee based the performance grants upon two components of the Company's financial performance during 2015, core earnings per share and Core return on average tangible common equity. The performance points for the 2015 performance period were set based upon the Company’s prior performance and selected financial components of the peer group. For the core earnings per share component, the Threshold, Target and Maximum benefit levels were set at the Company’s 2014 performance level, 75th percentile of peer group and 90th percentile of peer group, respectively. For the core return on average tangible common equity component, the Threshold, Target and Maximum benefit levels were set at the Company’s 2014 performance level, 50th percentile of peer group and 75th percentile of peer group, respectively.

The performance points and actual performance on the components for the equity incentives for the 2015 performance period are set forth in the table below.

2015 Performance Period Performance Criteria

		Threshold	Target	Maximum		2015 Prorated
Criteria	Weight	50%)	(100%)	(200%)	Actual	Benefit Level

Core Earnings per share	70%	$2.62	$3.03	$3.27	$3.18	163%
Core Return on Avg. Common Tangible Equity	30%	11.89%	12.04%	14.15%	15.03%	200%
Aggregate Benefit						174%

The performance of the Company for the 2015 performance period exceeded the Target for the core earnings per share component, producing a benefit entitlement of 163% of the targeted benefit for the core earnings per share component. The Company’s performances for the core return on average tangible common equity component exceeded the maximum for that component, producing a benefit entitlement of 200% of the targeted benefit for the core return on average tangible common equity component. The overall payout for the 2015 performance period grant was 174% of Targeted Restricted Stock Allocation.

2016 Performance Period Grant

The equity incentive granted for the 2016 performance period consists of approximately 36% stock options and 64% PSU awards. The options vest over three years and have a strike price equal to the market price of SFNC stock at the time of the grant. For the performance period ending December 31, 2016, the PSUs were granted to the equity incentive plan participants in August, 2015 and will be payable in early 2017 after verification of the results of the 2016 performance period by the committee. In August, 2015, the Compensation Committee established the performance criteria and the target payout for the PSUs, under the LTIP, including the named executive officers.  The table below sets forth certain details for the equity incentive for the named executive officers in the 2016 performance period:

	Targeted	Targeted	Stock
	Equity	Equity	Option	PSU
	Incentive	Incentive	Allocation	Allocation
Executive Name & Title	(% of Salary)	($)	($)	($)
George A. Makris, Jr., CEO	71%	$423,018	$153,430	$269,588
Robert A. Fehlman, CFO	51%	171,641	62,213	109,428
Marty D. Casteel, EVP	51%	171,641	62,213	109,428
David L. Bartlett, President & CBO [1]	0%	0	0	0
Matthew C. Reddin, EVP	24%	77,110	27,970	49,140

____________________

[1] Mr. Bartlett retired effective January 15, 2016.

For grants made for the 2016 performance period, the Compensation Committee based the performance grants upon two components of the Company's financial performance during 2016, core earnings per share and Core return on average tangible common equity. The performance points for the 2016 performance period were set based upon the Company’s target performance for 2015 and selected financial components of the peer group. For the core earnings per share component, the Threshold, Target and Maximum benefit levels were set at the Company’s 2015 Target performance level, 10% growth over 2015 Target and 15% growth over 2015 Target, respectively. For the core return on average tangible common equity component, the Threshold, Target and Maximum benefit levels were set at the 50th percentile of peer group, 60th percentile of peer group and 75th percentile of peer group, respectively.

2016 Performance Period Performance Criteria

		Threshold	Target	Maximum
Component	Weight	(50%)	(100%)	(200%)

Core Earnings per share	70%	$3.03	$3.33	$3.48
Core Return on Avg. Common Tangible Equity	30%	12.04%	13.06%	14.15%

2017 Performance Period Grant

The equity incentive granted for the 2017 performance period consists of 46% stock options and 54% PSU awards. The options vest over three years and have a strike price equal to the market price of SFNC stock at the time of the grant. For the performance period ending December 31, 2017, the PSUs were granted to the equity incentive plan participants in August, 2015 and will be payable in early 2018 after verification of the results of the 2017 performance period by the

committee.   In August, 2015, the Compensation Committee established the performance criteria and the target payout for the PSUs, under the LTIP, including the named executive officers.  The table below sets forth certain details for the equity incentive for the named executive officers in the 2017 performance period:

	Targeted	Targeted	Stock
	Equity	Equity	Option	PSU
	Incentive	Incentive	Allocation	Allocation
Executive Name & Title	(% of Salary)	($)	($)	($)
George A. Makris, Jr., CEO	84%	$502,058	$232,470	$269,588
Robert A. Fehlman, SEVP & CFO	61%	203,707	94,280	109,428
Marty D. Casteel, SEVP	61%	203,707	94,280	109,428
David L. Bartlett, President & CBO [1]	0%	0	0	0
Matthew C. Reddin, EVP	27%	91,501	42,361	49,140

____________________

[1] Mr. Bartlett retired effective January 15, 2016.

For grants made for the 2015 performance period, the Compensation Committee based the performance grants upon two components of the Company's financial performance during 2015, core earnings per share and Core return on average tangible common equity. The performance points for the 2017 performance period were set based upon the Company’s target performance for 2016 and selected financial components of the peer group. For the core earnings per share component, the Threshold, Target and Maximum benefit levels were set at the Company’s 2016 Target performance level, 10% growth over 2016 Target and 15% growth over 2016 Target, respectively. For the core return on average tangible common equity component, the Threshold, Target and Maximum benefit levels were set at the 50th percentile of peer group, 60th percentile of peer group and 75th percentile of peer group, respectively.

The performance points and actual performance on the components for the equity incentives for the 2015 performance period are set forth in the table below.

2017 Performance Period Performance Criteria

		Threshold	Target	Maximum
Component	Weight	(50%)	(100%)	(200%)

Core Earnings per share	70%	$3.33	$3.67	$3.83
Core Return on Avg. Common Tangible Equity	30%	12.04%	13.06%	14.15%

2014 CEO - Long Term Incentive Plan

In 2014, the Company adopted the Simmons First National Corporation Chief Executive Officer Long Term Incentive Plan, which is referred to as the CEO-LTIP. The CEO-LTIP was intended to provide a one-time incentive compensation grant to the CEO for achieving multi-year financial goals of the Company. The financial goal specified in the plan is the growth of diluted core earnings per share over a three year period ("Performance Period"). The diluted core earnings per share for 2013 were $1.69.

The Award under the CEO-LTIP consists of performance-based restricted stock and cash. For the stock component, the Company has allocated up to 27,106 shares of SFNC stock under the SFNC Executive Equity Incentive Plan - 2010 to the CEO as a restricted stock grant under the CEO-LTIP. For the cash component, the Company will pay to the CEO a cash bonus ("Cash Dividend Adjustment") in an amount equal to the dividends that would have been paid during the Performance Period on the SFNC shares in the restricted stock grant which vest to the CEO.

The CEO’s entitlement to the Award under the CEO-LTIP can occur at three possible levels: Threshold, Target and Maximum. The Threshold performance point requires the Company's diluted core earnings per share for 2016 to equal or exceed $2.90. The Target performance point requires the Company's diluted core earnings per share for 2016 to equal or exceed $3.16. The Maximum performance point requires the Company's diluted core earnings per share for 2016 to equal or exceed $3.43.

If the Company's performance meets the Threshold performance point level for the Performance Period, then the CEO will receive the Threshold award (6,777 shares plus the Cash Dividend Adjustment). If Target level is attained, the CEO will receive the Target award (13,553 shares plus the Cash Dividend Adjustment). If Maximum level is attained, the CEO will receive the Maximum award (27,106 shares plus the Cash Dividend Adjustment). If the performance is in excess of the Threshold and less than the Maximum, then the CEO's entitlement is a prorated percentage computed based upon the Company's actual performance in proportion to the closest performance points. If the diluted core earnings per share for 2016 are below the Threshold ($2.90), none of the shares will be granted and no stock or dividend equivalent payments will be made under the CEO-LTIP. No additional benefit will be received by the CEO under the CEO-LTIP for performance above the Maximum performance point ($3.43). Any stock earned by the CEO under the CEO-LTIP will be delivered by and payment of the Cash Dividend Adjustment will be made by March 15, 2017.

In addition to the performance based restricted stock grants, the Compensation Committee periodically utilizes time-vested restricted stock grants in connection with hiring or promoting executives within the Company. During 2015, forty eight executives who either joined the Company or who accepted increased job responsibilities due the acquisition received time-vested restricted stock grants.

Please refer to the section below, "Other Guidelines and Procedures Affecting Executive Compensation" for additional information regarding the Company's practices when granting stock options and restricted stock.

4. Benefits

A. Profit Sharing and Employee Stock Ownership Plan

The Company offers a combination profit sharing and employee stock ownership plan. This plan is open to substantially all of the employees of the Company including the named executive officers. The plan and the contributions to the plan provide for retirement benefits to employees and allow the employees of the Company to participate in the ownership of stock in the Company.

The plan is funded solely by Company contributions which are divided between the profit sharing plan component and the employee stock ownership plan component. Contributions in the profit sharing plan are invested by the Trust Division of Simmons First National Bank, an affiliate of the Company, in marketable securities, while contributions to the employee stock ownership plan component are invested in the stock of the Company. The Company targets a contribution of approximately 5.5% of the eligible earnings of the participants in this plan and annually specifies the allocation of the contribution between the profit sharing plan and the employee stock ownership plan components.

B. 401(k) Plan

The Company offers a qualified 401(k) Plan in which it makes matching contributions to encourage employees to save money for their retirement. This plan, and the contributions to it, enhance the range of benefits offered to executives and enhance the Company's ability to attract and retain employees. Under the terms of the 401(k) Plan, employees may defer a portion of their eligible pay, up to the maximum allowed by I.R.S. regulation, and the Company matches 25% of the first 6% of compensation for a total match of 1.5% of eligible pay for each participant who defers 6% or more of his or her eligible pay.

Based upon feedback from its employees, the Company has re-designed its retirement program contributions commencing in 2016. The Company will be increasing its matching contributions into the 401(k) Plan. Under the new matching formula, the Company will match 100% of the first 4% of compensation and 50% of the next 2% of compensation, for a total match of 5% of eligible pay for each participant who defers 6% or more of his or her eligible pay. Additionally, the Company plans to make discretionary contributions of up to 3% of aggregate associate compensation into the 401(k) plan based upon the Company satisfying certain financial performance criteria. The Company will suspend its regular contributions to the ESOP to fund the increased contributions to the 401(k) Plan.

C. Perquisites and Other Benefits

Perquisites and other benefits represent a small part of the overall compensation package, and are offered only after consideration of business need. The Compensation Committee annually reviews the perquisites and other personal benefits that are provided to senior management. The primary perquisites are automobile allowances, club memberships and certain relocation and moving expenses. The committee believes that granting of an automobile allowance to an executive provides a means of transportation for the executive in performing his executive duties and benefits the Company.  The Company sponsors the membership in golf or social clubs for certain officers, including the named executive officers, who have responsibility for the entertainment of clients and prospective clients. For 2016, the Company has chosen to substantially change the manner in which it provides perquisites to senior management officers. Rather than administer separate perquisite programs for numerous officers within the Company, the Company will provide a cash stipend to executive officers to cover the costs of such items that the officer needs to perform his or her duties. The stipends are generally uniform in amount for officer with similar duties and responsibilities.

D. Post-Termination Compensation

Deferred Compensation Arrangements In 2015, the Company maintained four non-qualified deferred compensation arrangements designed to provide supplemental retirement pay from the Company to certain of the named executive officers. The Deferred Compensation Agreements for Messrs. Makris, Fehlman, and Casteel and the Executive Salary

Continuation Agreement for Mr. Bartlett are non-qualified defined benefit type plans. The Company bears the entire cost of benefits under these plans.

The plan for Mr. Bartlett was assumed in the merger with Alliance Bancorporation, Inc. in 2004. This plan is frozen and only Mr. Bartlett has a benefit payable from this plan. His benefit is fully vested and based on his service prior to 2004.

The Company provides retirement benefits in order to attract and retain executives.  The amounts payable to the participants under these plans are determined by each plan's benefit formula, which is described in the section below "Pension Benefits Table."

Change in Control Agreements.  The Company has entered into Change in Control Agreements ("CIC Agreements") with members of senior management of the Company and its subsidiaries, including each of the named executive officers. The Company entered into the CIC Agreements because the banking industry has been consolidating for a number of years and it does not want its executives distracted by a rumored or actual change in control. Further, if a change in control should occur, the Company wants its executives to be focused on the business of the organization and the interests of shareholders. In addition, it is important that the executives can react neutrally to a potential change in control and not be influenced by personal financial concerns.  The Company believes the CIC Agreements are consistent with market practice and assist the Company in retaining its executive talent. The level of benefits for the named executive officers ranges from two to three times certain elements of their compensation which the Compensation Committee believes is competitive with the banking industry as a whole and specifically with the designated peer group.

Upon a change in control, followed by a termination of the executive's employment by the Company without "Cause" or by the executive after a "Trigger Event," the CIC Agreements require the Company to pay or provide the following to the executive:

●	a lump sum payment equal to two or three times the sum of the executive's base salary (the highest amount in effect anytime during the twelve months preceding the executive's termination date) and the executive's incentive compensation (calculated as the higher of the target EIP for the year of termination or the average of the executive's last two years of actual EIP awards);

●	up to three years of additional coverage under the Company's health, dental, life and long-term disability plans; and

●	a payment to reimburse the executive, in the case of Messrs. Fehlman, Bartlett and Casteel, for any excise taxes on severance benefits that are considered excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code plus income and employment taxes on such tax gross up as well as interest and penalties imposed by the IRS.

In addition, upon a change in control, all outstanding stock options vest immediately and all restrictions on restricted stock lapse. In the case of PSUs if the change in control occurs after the first nine months of the applicable performance period then the PSU will vest and be payable at the target benefit level, otherwise the PSU is terminated. Further, upon a change in control, the requirement under the deferred compensation plans for Messrs. Fehlman, Makris and Casteel that the participant remain employed until age 65 (age 67 in the case of Mr. Casteel) is deleted and the benefit is immediately vested. A change in control does not affect Mr. Bartlett's benefit under the Bartlett Plan, since he is currently fully vested.

The Company believes that CIC Agreements should encourage retention of the executives during the negotiation and following a change in control transaction, compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive's personal wealth. Therefore, the CIC Agreements require that there be both a change in control and an involuntary termination without "Cause" or a voluntary termination within six months after a "Trigger Event" which is often referred to as a "double-trigger." The double-trigger ensures that the Company will become obligated to make payments under the CIC Agreements only if the executive is actually or constructively discharged as a result of the change in control.

After a review of the existing CIC Agreements during 2011, the Company adopted a policy not to approve any new CIC Agreements containing a single trigger or a tax gross-up feature or any amendments to existing CIC Agreements to implement a single trigger or tax gross-up feature. The Compensation Committee reviews the general elements and salary structure of the Company's compensation plan annually and makes adjustments to ensure that it is consistent with its compensation philosophies, Company and personal performance, current market practices, assigned duties and responsibilities and inflation.

Executive Retention Programs

The Company adopted the Simmons First National Corporation Executive Retention Program on January 25, 2010. The program was designed to assist the Company in retaining its existing executive management during and immediately following the executive transition in connection with the retirement of J. Thomas May as Chairman and Chief Executive Officer of the Company, on December 31, 2013. The participants in the program were David L. Bartlett, Robert A. Fehlman and Marty D. Casteel. The program is complete with the cash payments of $175,000 for Mr. Bartlett and $125,000 for Messrs. Fehlman and Casteel being made in January 2016 and restricted stock grants of 6,515 shares for Mr. Bartlett and 4,655 shares for Messrs. Fehlman and Casteel vesting on December 31, 2015.

The Company adopted the Simmons First National Corporation Executive Retention Program – 2012 on November 26, 2012. The 2012 program consisted of cash payments ($125,000 for Mr. Bartlett and $25,000 for Messrs. Fehlman and Casteel) and restricted stock grants (4,929 shares for Mr. Bartlett and 986 shares for Messrs. Fehlman and Casteel) under the Company's existing executive equity incentive plans. The 2012 program requires the participants to remain in the employ of the Company until the specified vesting dates, subject to the earlier vesting due to death, disability, change in control of the Company or involuntary termination of employment without cause. The restricted stock grants under the program were made on January 2, 2013, and will vest in two equal installments on December 31, 2016 and December 31, 2017. The cash payments will vest in two equal installments on December 31, 2016 and December 31, 2017 and will be payable in January, 2017 and January, 2018, respectively. Mr. Bartlett retired on January 15, 2016 and the Compensation Committee approved the acceleration of the vesting of his cash and restricted stock payments under the 2012 program.

Other Guidelines and Procedures Affecting Executive Compensation

Stock-Based Compensation Procedures Regarding Compensation Committee and Board Approval. The Board of Directors approves all grants of stock-based compensation to the executives. Any proposed grants to the CEO are originated and approved by the Compensation Committee and then submitted to the Board of Directors for approval. Grants to the CEO may or may not occur simultaneously with grants to other executives. Prospective grants of stock-based compensation to other executives are proposed to the Compensation Committee by the CEO. The committee considers, modifies, if necessary, and acts upon the proposed grants.

Stock-Based Compensation Procedures Regarding Timing and Pricing of Awards. The Company's policy is to make grants of stock options only at current market prices. Historically, the exercise price of stock options is set at the closing stock price on the day prior to the date of grant. However options granted 2015 Incentive Plan will have the exercise price set at the closing stock price on the date of the grant. The Company does not grant "in-the-money" options or options with exercise prices below market value at the time of the grant. The Company's general policy is to consider equity grants at scheduled meetings of the Compensation Committee, and such grants are either effective on the approval date or a specified future date. After the adoption of performance based grants, based upon the Company's results for the prior year, the Committee has recommended and the Board has approved such grants in February. The Compensation Committee anticipates that it will continue this practice for equity grants under the 2015 Incentive Plan. The Company may make grants at other times throughout the year, upon due approval of the committee and the Board, in connection with grants to the CEO or to other executives in exceptional circumstances, such as the hiring, promotion or retention of an executive officer or in connection with an acquisition transaction.

The Company attempts to schedule grants of equity awards at times when the market is not influenced by scheduled releases of information. The Company does not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

With the introduction of performance based grants in 2009, the Company moved the date of the grants to the first quarter of the year. Since the performance grants are based upon a formula related to the prior year's performance, the determination of the amount of the proposed grants can be completed when the financial results for the prior year are completed. The Company has determined that the approval and issuance of the grants for the current year based upon last year's performance should be addressed in the first quarter, during the period when the performance goals for the current year are being set. The grants are made at a time when the Company's financial results have already become public, and there is little potential for abuse of material, non-public information in connection with restricted stock or option grants. The influence of the Company's disclosures of non-public information on the exercise price of these stock-based incentives is minimized by utilizing Compensation and/or Board meeting dates as grant dates. The Company follows the same procedures regarding the timing of routine grants to its executive officers as it does for all other participants.

Role of Executive Officers in Determining Executive Compensation. The Compensation Committee oversees the administration of executive compensation plans, including the design, performance measures and award opportunities for the executive incentive programs, and certain employee benefits, subject to final action by the Board of Directors in certain cases. The Board of Directors, upon approval and recommendation from the Compensation Committee, determines and approves all compensation and awards to the CEO. The Compensation Committee determines and approves all compensation and awards to the other executives. The committee reviews the performance and compensation of the CEO. The CEO, with the assistance of the associates in the Company's Human Resources Group, reviews the performance and compensation of the other executive officers, including the other named executive officers, and reports any significant issues or deficiencies to the committee. The CEO and the Human Resources Group, at least annually, review the unified compensation classification program of the Company which sets the compensation of all salaried employees of the Company and its affiliates and reports the results of that review to the committee. The Company's compensation program is based in part on market data provided by the compensation consultant. Executive officers do not otherwise determine or make recommendations on the amount or form of executive or director compensation.

Adjustments to Incentive Compensation as a Result of Financial Inaccuracies The Compensation Committee's policy is to recover improper amounts related to past awards in the event material inaccuracies are found in the Company's financial results. Under the clawback provisions in the cash incentive plans, the committee will seek recovery of any sums improperly paid as a bonus or incentive payments made to an executive on the basis of having met or exceeded performance targets during a period in which material inaccuracies of financial results are discovered.

Share Ownership Guidelines The Company encourages directors and executive officers to be shareholders. The Company believes that share ownership by directors and executives is a contributing factor to enhanced long-term corporate performance. Although the directors and named executive officers already have an equity stake in the Company (as reflected in the beneficial ownership information contained in this Proxy Statement), the Company has adopted share ownership policies for directors and certain officers.

Members of the Board of Directors are required to own at least 1,500 shares of the Company's common stock. Directors are not required to purchase shares to reach this guideline but are restricted from liquidating shares received as stock options or restricted stock until the ownership guideline is satisfied. After satisfaction of the ownership guideline, shares received pursuant to a stock option or restricted stock grant cannot be liquidated until three (3) years after the grant date.

For 2015 and thereafter, the Company revised the minimum stock ownership requirements for executive officers to apply to those officers designated as an Executive Vice President or above. The minimum stock ownership requirement for the Chief Executive Officer is the number of shares which when multiplied by the market price of the stock equals five times his or her salary, while the requirement for all other covered officers is the number of shares which when multiplied by the market price of the stock equals three times his or her salary. Compliance will be tested annually based upon the officer’s salary as of April 1 of such year and the average closing price of SFNC during the first quarter of such year. Officers will be given five years to comply with the stock ownership requirement.

Tax Considerations

It has been and continues to be the Compensation Committee's intent that all non-equity incentive payments be deductible unless maintaining such deductibility would undermine the Company's ability to meet its primary compensation objectives or would otherwise not be in the Company's best interest. The Company also regularly analyzes the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers which might have the effect of frustrating the goals of such compensation. The following provisions of the Internal Revenue Code of 1986 ("Code") have been considered.

Section 162(m) Section 162(m) of the Code, as amended, provides that compensation in excess of $1 million paid for any year to a corporation's chief executive officer and the four other highest paid executive officers at the end of such year will not be deductible for federal income tax purposes unless: (1) the compensation qualifies as "performance-based compensation," and (2) the company advised its shareholders of, and the shareholders have approved, the material terms of the performance goals under which such compensation is paid.

Sections 280G and 4999. The Company provides the named executive officers with change in control agreements. Certain of the change in control agreements provide for tax protection in the form of a gross up payment to reimburse the executive for any excise tax under Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an "excess parachute payment" and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. A payment as a result of a change in control must exceed three times the executive's base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive's base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to the executives who are displaced in the event of a change in control. The Company believes the provision of tax protection for excess parachute payments for certain of its executive officers is consistent with the historic market practice within the banking industry, is a valuable incentive in retaining executives and is consistent with the objectives of the Company's overall executive compensation program.

Section 409A Amounts deferred under the non-qualified deferred compensation programs after December 31, 2004 are subject to Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. The Company has made amendments to its compensation plans to comply with Section 409A and continues to operate the plans in good faith compliance with Section 409A and the regulations thereunder.

Summary

In summary, the Company believes this mix of salary, formula based cash incentives for short-term performance and the equity-based compensation for long term performance motivates the Company's management team to produce strong returns for shareholders. Further, in the view of the Compensation Committee, the overall compensation program appropriately balances the interests and needs of the Company in operating its business with appropriate employee rewards based on enhancing shareholder value.

Report of the Compensation Committee on the Compensation Discussion and Analysis

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors.

Jay D. Burchfield, Chairman	Steven A. Cossé,	Mark C. Doramus
W. Scott McGeorge	Harry L. Ryburn	Robert L. Shoptaw

RELATIONSHIP OF COMPENSATION POLICIES AND PRACTICES TO RISK MANAGEMENT

The Company intends that total compensation and each of its components, including base salary, bonus, incentive compensation (if applicable), retirement and other benefits should be market competitive and consistent with the Company's performance goals. The Company seeks to attract, retain, develop and reward high performing associates who are committed to the Company's success. Base salaries are set based upon the job classification and incentive compensation (if applicable) is based on Company and individual performance.

The Company has not identified any compensation practice or policy that presents risks that are reasonably likely to have a material adverse effect on the Company. The Company strives to ensure that its compensation programs do not create inappropriate risks for the Company. As a part of its general review of the Company's compensation programs, the Compensation Committee:

Reviews with management the Company's employee compensation plans to take all reasonable steps to identify and limit any unnecessary risks that these plans pose to the Company;

Reviews with management the compensation plans for the named executive officers and makes all reasonable efforts to ensure that these plans do not encourage the named executive officers to take unnecessary and excessive risks; and

Reviews the Company's compensation programs, with the assistance of its compensation consultant, to identify and revise any features in the compensation programs that would encourage the misstatement or manipulation of the Company's financial information or reported earnings to enhance employee compensation.

The reviews include consideration of risks in all compensation programs and factors designed to mitigate risks in such programs. The Company has implemented "clawback" provisions in its cash incentive compensation programs, requiring any of the participants to repay any bonus or incentive compensation that was based upon statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

SUMMARY OF COMPENSATION AND OTHER PAYMENTS TO THE NAMED EXECUTIVE OFFICERS

Overview The following sections provide a summary of cash and certain other amounts paid for the year ended December 31, 2015 to the named executive officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the named executive officers for the year ended December 31, 2015. The compensation disclosed below is presented in accordance with SEC regulations. According to those regulations, the Company is required in some cases to include:

•	amounts paid in previous years;
•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of the Company;
•	amounts paid to the named executive officers which might not be considered "compensation" (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends or interest on such amounts);
•	an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and even though the actual realization of cash from the award depends on whether the stock price appreciates above its price on the date of grant, whether the executive will continue his employment with the Company and when the executive chooses to exercise the option; and
•	the increase in present value of future pension payments, even though such increase is not cash compensation paid this year and even though the actual pension benefits will depend upon a number of factors, including when the executive retires, his compensation at retirement and in some cases the number of years the executive lives following his retirement.

Therefore, you are encouraged to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, you are encouraged to read this section in conjunction with the discussion above at "Compensation Discussion and Analysis."

2014 SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the named executive officers for 2013, 2014 and 2015, the most recently completed fiscal year. The column "Salary" discloses the amount of base salary paid to the named executive officer during each year. The column "Bonus" discloses cash amounts paid to named executive officers as discretionary bonuses. In the columns "Stock Awards" and "Option Awards," SEC regulations require the disclosure of the award of stock or options at the grant date fair value measured in dollars and calculated in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation ("Topic 718"). For restricted stock, the Topic 718 fair value per share is the closing price of the stock on the last trading day preceding the date of grant. For stock options, the Topic 718 fair value per share is based on certain assumptions which are explained in footnote 12 to the Company's financial statements which are included in the annual report on Form 10-K. The amounts shown in the Summary Compensation Table include the fair value of the option grants, restricted stock grants and Performance Share unit grants in the year of grant, without regard to any deferred vesting. Please also refer to the second table in this Proxy Statement, "Grants of Plan-Based Awards."

Restricted stock awards (“RSAs”) may vest on a single date or may vest on multiple dates over an extended period after the date of grant. RSAs are conditioned on the participant's continued employment with the Company, and may also have additional restrictions, including performance conditions. Restricted stock allows the participant to vote and receive dividends prior to vesting.

Performance Share Units (“PSUs”) represent the right to receive a share of stock upon the Company’s satisfaction of certain specified economic performance criteria. The performance period for the PSUs is generally three years but may utilize shorter periods to phase in a new PSU program. The PSU’s typically vest at the end of the performance period at which time the shares earned under the PSU, if any, at paid to the participant. PSUs are conditioned on the participant's continued employment with the Company, satisfaction of specified performance criteria but may have additional restrictions. PSUs do not allow the participant to vote the underlying shares. While no dividends are paid on the shares underlying the PSUs, the PSU program may provide for a cash bonus in an amount equal to the dividends which would have been earned on the shares during the performance period.

The column "Non-Equity Incentive Plan Compensation" discloses the dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans, including the EIP. Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measure was satisfied during the fiscal year. For example, the EIP awards are annual awards and the payments under those awards are made based upon the achievement of financial results measured as of December 31 of each fiscal year; accordingly, the amount reported for EIP corresponds to the fiscal year for which the award was earned even though such payment was made after the end of such fiscal year.

The column "Change in Pension Value and Nonqualified Deferred Compensation Earnings," discloses the sum of the dollar value of (1) the aggregate change in the actuarial present value of the named executive officers accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) in effect during the indicated years; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including on nonqualified defined contribution plans. The annual increase in the present value of the benefits for the named executive officers under their deferred compensation plans are disclosed in this column.

The column "All Other Compensation" discloses the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;
•	all "gross-ups" or other amounts reimbursed during the fiscal year for the payment of taxes;
•	amounts paid or which became due related to termination, severance or a change in control, if any;
•	the contributions to vested and unvested defined contribution plans; and
•	any life insurance premiums paid during the year for the benefit of a named executive officer.

SUMMARY COMPENSATION TABLE

Name	Year	Salary	Bonus	Stock	Option	Non-	Change in	All	Total
and	($)	($)		Awards	Awards	Equity	Pension	Other	($)
Principal				($)	($)	Incentive	Value and	Compen-
Position						Plan	Nonqualified	sation
						Compen-	Deferred	($) [a]
						sation	Compensation
						($)	Earnings
($)

George A. Makris, Jr.	2015	$595,000	$45,000	$1,113,397	$591,759	$622,668	$90,339	$42,282	$3,100,445
Chairman & CEO[b]	2014	$502,500	$0	$574,536	$0	$323,248	$74,264	$40,662	$1,515,210
	2013	$403,216	$0	$0	$0	$150,057	$69,710	$20,322	$643,305
Robert A. Fehlman,	2015	$334,000	$0	$472,779	$262,780	$249,665	$89,440	$48,327	$1,456,991
Chief Financial	2014	$306,614	$0	$180,487	$0	$155,020	$64,553	$49,243	$755,917
Officer	2013	$300,971	$0	$141,184	$0	$138,145	$68,393	$43,122	$691,815

Marty D. Casteel,	2015	$334,000	$0	$472,779	$262,780	$249,665	$94,502	$45,541	$1,459,267
Senior Executive	2014	$304,180	$0	$184,798	$0	$147,712	$77,639	$43,662	$757,991
Vice President,	2013	$296,400	$0	$88,030	$0	$146,552	$73,442	$37,944	$642,368

David L. Bartlett,	2015	$382,960	$0	$281,610	$111,497	$286,262	$62,845	$44,028	$1,169,202
President and Chief	2014	$376,142	$0	$212,735	$0	$218,538	$63,585	$44,697	$915,697
Banking Officer [b]	2013	$369,000	$0	$220,049	$0	$201,162	$51,009	$39,069	$880,289

Matthew C. Reddin,	2015	$325,000	$0	$494,005	$134,410	97,715	$0	$33,549	$1,084,679
Executive Vice
President [c]

_____________________

[a] This category includes perquisites and other benefits for 2015:

					Dividends	Total
	Plan Contributions		Automobile	Life Insurance	Country	on Unvested	Other
	ESOP	401(k)	Allowance	Premiums	Club Dues	Restricted Shares	Compensation
Mr. Makris	$13,351	$3,975	$6,000	$3,493	$6,595	$9,068	$42,482
Mr. Fehlman	$13,351	$3,975	$6,000	$1,416	$9,288	$14,297	$48,327
Mr. Casteel	$13,351	$3,975	$6,000	$4,630	$3,266	$14,319	$45,541
Mr. Bartlett	$13,351	$0	$3,175	$7,005	$5,830	$14,667	$44,028
Mr. Reddin	$13,351	$3745	$5,500	$365	$5,758	$4,830	$33,549

[b] Mr. Bartlett retired as an officer and director of the Company and its subsidiaries on January 15, 2016.

[c] Mr. Reddin was not employed by the Company during 2013 or 2014.

2015 GRANTS OF PLAN-BASED AWARDS

This table discloses information concerning each grant of an award made to a named executive officer in 2015. This includes EIP, stock option awards, restricted stock awards and performance share unit awards under the Company’s equity incentive plans, which are discussed in greater detail in this Proxy Statement under the caption "Compensation Discussion and Analysis." The Threshold, Target and Maximum columns reflect the range of estimated payouts under the EIP. In the

7th and 8th columns, the number of shares of common stock underlying options granted in the fiscal year and corresponding per-share exercise prices are reported. In all cases, the exercise price was equal to the closing market price of the common stock on the day prior to date of grant. Finally, in the 9th column, the aggregate value computed under the Accounting Standards Codification Topic 718, Compensation – Stock Compensation, for all awards made in 2015 is reported.

GRANTS OF PLAN-BASED AWARDS

Name	Grant	Estimated Future Payouts Under			All		All		Exercise	Grant
	Date	Non-Equity Incentive Plan Awards			Other		Other		or Base	Date
					Stock		Option		Price of	Fair
		Threshold	Target	Maximum	Awards:		Awards:		Option	Value
		($)	($)	($)	Number		Number		Awards	of
					of		of		($/Sh)	Stock
					Shares		Securities			and
					of Stock		Under-			Option
					or Units		lying			Awards
					(#) [a}		Options			($)
							(#)
George A. Makris, Jr.
EIP	01-01-15	$208,250	$416,500	$933,000
Equity Plans	01-02-15						10,700	[b]	$40.57	$88,572
Equity Plans	02-11-15				5,490	[c]	0		—	$217,075
Equity Plans	03-25-15				2,440	[d]	12,720	[d]	$44.40	$225,614
Equity Plans	08-10-15						52,290	[e]	$45.50	$385,900
Equity Plans	08-10-15				5,925	[f]			—	$269,588
Equity Plans	08-10-15				5,925	[g]			—	$269,588
Robert A. Fehlman
EIP	01-01-15	$83,500	$167,000	$334,000
Equity Plans	01-02-15						4,340	[b]	$40.57	$35,892
Equity Plans	02-11-15				2,350	[c]	0		—	$92,919
Equity Plans	03-25-15				1,465	[d]	7,635	[d]	$44.40	$135,441
Equity Plans	08-10-15						21,205	[h]	$45.50	$156,493
Equity Plans	08-10-15				2,405	[f]			—	$109,428
Equity Plans	08-10-15				2,405	[g]			—	$109,428
Marty D. Casteel
EIP	01-01-15	$83,500	$167,000	$334,000
Equity Plans	01-02-15						4,340	[b]	$40.57	$35,892
Equity Plans	02-11-15				2,335	[c]	0		—	$92,326
Equity Plans	03-25-15				1,465	[d]	7,635	[d]	$44.40	$135,441
Equity Plans	08-10-15						21,205	[h]	$45.50	$156,493
Equity Plans	08-10-15				2,405	[f]			—	$109,428
Equity Plans	08-10-15				2,405	[g]			—	$109,428
David L. Bartlett
EIP	01-01-15	$95,740	$191,480	$382,960
Equity Plans	01-02-15						4,970	[b]	$40.57	$41,102
Equity Plans	02-11-15				3,360	[c]	0		—	$132,854
Equity Plans	03-25-15				1,465	[d]	7,635	[d]	$44.40	$135,441
Matthew C. Reddin
EIP	03-25-15	$32,500	$65,000	$130,000
Equity Plans	03-25-15				7,000	[i]	6,950	[j]	$44.40	$374,879
Equity Plans	08-10-15						9,530	[k]	$45.50	$70,331
Equity Plans	08-10-15				1,080	[f]			—	$49,140
Equity Plans	08-10-15				1,080	[g]			—	$49,140

___________________

[a]	The stock awards in these columns represent the indicated percentage of the total stock awards made by the Company during 2015: Mr. Makris 9.2%, Mr. Fehlman 4.0%, Mr. Casteel 4.0% Mr. Bartlett 2.2% and Mr. Reddin 4.3%.
[b]	These non-qualified stock options vested on December 31, 2015.
[c]	There restricted stock awards vested upon grant.
[d]	This award vests in three equal annual installments commencing on March 25, 2016.
[e]	This award vests in three installments: 13,229 shares on December 31, 2015; 26,461 shares on December 31, 2016 and 12,600 shares on December 31, 2017.
[f]	This award is a performance share unit (“PSU”) under the SFNC 2015 Incentive Plan. The performance metric applicable to this grant is core earnings per share and core return on tangible common equity for 2016. At the minimum performance level, he would receive 50% of the shares shown as granted; at the target performance level, he would receive 100% of the shares shown as granted; and at the maximum performance level, he would receive 200% of the shares shown as granted. For performance greater than the threshold level but less than the maximum level the number of shares would be based upon interpolation between the closest performance points. The shares earned, if any, will be issued promptly after the Compensation Committee verifies the performance criteria.

[g]	This award is a performance share unit (“PSU”) under the SFNC 2015 Incentive Plan. The performance metric applicable to this grant is core earnings per share and core return on tangible common equity for 2017. At the minimum performance level, he would receive 50% of the shares shown as granted; at the target performance level, he would receive 100% of the shares shown as granted; and at the maximum performance level, he would receive 200% of the shares shown as granted. For performance greater than the threshold level but less than the maximum level the number of shares would be based upon interpolation between the closest performance points. The shares earned, if any, will be issued promptly after the Compensation Committee verifies the performance criteria.
[h]	This award vests in three installments: 5,365 shares on December 31, 2015; 10,730 shares on December 31, 2016 and 5,110 shares on December 31, 2017.
[i]	This award vests in seven equal annual installments commencing on March 25, 2016.
[j]	This award vests in three installments: 1,950 shares on December 31, 2015; 2,500 shares on March 25, 2016 and 2,500 shares on March 25, 2017.
[k]	This award vests in three installments: 2,411 shares on December 31, 2015; 4,823 shares on December 31, 2016 and 2,296 shares on December 31, 2017.

OPTION EXERCISES AND STOCK VESTED IN 2015

The following table provides information concerning exercises of stock options, stock appreciation rights and similar instruments and vesting of stock, including restricted stock and similar instruments, which were granted in prior years but were exercised or vested during 2015 for each of the named executive officers on an aggregated basis. The table reports the number of securities for which options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that vested; and the aggregate dollar value realized upon vesting of stock.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

Name	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
	on Exercise	Exercise [a]	on Vesting	Vesting [b]
	(#)	($)	(#)	($)
George A. Makris, Jr.	0	$0	7,403	$291,617
Robert A. Fehlman	3,140	$79,346	10,383	$467,921
Marty D. Casteel	920	$17,379	10,374	$469,270
David L. Bartlett	0	$0	7,553	$301,701
Matthew C. Reddin	0	$0	0	$0

______________________

[a]	The Value Realized on Exercise is computed using the difference between the closing market price upon the date of exercise and the option price.
[b]	The Value Realized on Vesting is computed using the closing market price upon the date of vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015

The following table provides information concerning unexercised options and restricted stock that has not vested for each named executive officer outstanding as of the end of 2015. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. The market value of stock awards was computed by multiplying the closing market price of the Company's stock at the end of 2015, $51.36, by the number of shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Number	Number		Option	Option	Number of		Market Value
	of Securities	of Securities		Exercise	Expiration	Shares or		of Shares or
	Underlying	Underlying		Price	Date	Units of		Units of
	Unexercised	Unexercised		($)		Stock That		Stock That
	Options (#)	Options (#)				Have Not		Have Not
	Exercisable	Unexercisable				Vested (#)		Vested ($)

George A. Makris, Jr.	1,000 [a]	0		$26.19	05-21-16
	1,000 [a]	0		$28.42	05-30-17
	10,710	0		$40.57	12-31-24
	0	12,720	[b]	$44.40	03-25-25
	13,229	39,061	[c]	$45.50	08-09-25
						4,000	[d]	$205,440
						4,565	[e]	$187,567
						27,106	[f]	$1,392,164
						2,440	[b]	$125,318
						11,850	[g]	$608,616
						11,850	[h]	$606,616

Robert A. Fehlman	4,380	0		$30.31	05-29-18
	4,340	0		$40.57	12-31-24
	0	7,635	[b]	$44.40	03-25-25
	5,365	15,840	[i]	$45.50	08-09-25
						500	[j]	$25,680
						850	[k]	$43,656
						986	[l]	$50,641
						1,200	[m]	$61,632
						1,533	[n]	$78,735
						2,000	[d]	$102,720
						2,060	[e]	$105,802
						1,465	[b]	$75,242
						4,810	[g]	$247,042
						4,810	[h]	$247,042

Marty D. Casteel	1,000	0		$26.19	05-21-16
	1,200	0		$28.42	05-30-17
	4,210	0		$30.31	05-29-18
	4,340	0		$40.57	12-31-24
	0	7,635	[b]	$44.40	03-25-25
	5,365	15,840	[i]	$45.50	08-09-25
						500	[j]	$25,680
						850	[k]	$43,656
						800	[o]	$41,088
						986	[l]	$50,641
						1,476	[n]	$75,807
						2,000	[d]	$102,720
						2,160	[e]	$110,938
						1,465	[b]	$75,242
						4,810	[g]	$247,042
						4,810	[h]	$247,042

David L. Bartlett	4,970	0		$40.57	12-31-24
	0	7,635	[b]	$44.40	03-25-25
						752	[j]	$38,623
						1,278	[k]	$65,638
						4,929	[l]	$253,153
						2,226	[n]	$114,327
						2,000	[d]	$102,720
						2,808	[e]	$144,219

Matthew C. Reddin	1,950	0		$44.40	03-25-25
	0	5,000	[p]	$44.40	03-25-25
	2,411	7,119	[q]	$45.50	08-09-25
						7,000	[r]	$359,920
						1,080	[g]	$55,469
						1,080	[h]	$55,469

________________________

[a]	These options were granted to Mr. Makris in 2006 and 2007 while he served as a director, prior to him becoming an officer of the Company.
[b]	This award vests in three equal installments on March 25 in each of the years 2016-2018.
[c]	These non-qualified options vest in three installments: 13,229 shares on December 31, 2015; 26,461 shares on December 31, 2016 and 12,600 shares on December 31, 2017.
[d]	These restricted shares vest in four equal installments on January 27 in each of the years 2016-2019.

[e]	These restricted shares vest in four equal installments on February 24 in each of the years 2016-2019.
[f]	These restricted shares are based upon a performance grant under the CEO-LTIP plan will vest on December 31, 2016 based upon the Company’s diluted core earnings per share for 2016. The maximum number of shares which may vest under the award is shown in the table.
[g]	These PSUs were issued under the SFNC 2015 Incentive Plan with a performance period ending on December 31, 2016. The maximum number of shares which may vest under the award is shown in the table.
[h]	These PSUs were issued under the SFNC 2015 Incentive Plan with a performance period ending on December 31, 2017. The maximum number of shares which may vest under the award is shown in the table.
[i]	These non-qualified options vest in three installments: 5,365 shares on December 31, 2015; 10,730 shares on December 31, 2016 and 5,110 shares on December 31, 2017.
[j]	These restricted shares vest on February 28, 2016.
[k]	These restricted shares vest in equal annual installments on February 27 in each of the years 2016-2017.
[l]	These restricted shares vest in equal installments on December 31 in each of the years 2016-2017.
[m]	These restricted shares vest in equal annual installments on January 2 in each of the years 2016-2018.
[n]	These restricted shares vest in equal annual installments on February 25 in each of the years 2016-2018.
[o]	These restricted shares vest in equal annual installments on March 26 in each of the years 2016-2017.
[p]	These non-qualified options vest in two equal installments on December 31 in each of the years 2016-2017.
[q]	These non-qualified options vest in three installments: 2,411 shares on December 31, 2015; 4,823 shares on December 31, 2016 and 2,296 shares on December 31, 2017.
[r]	This award vests in seven equal annual installments commencing on March 25, 2016.

2015 PENSION BENEFITS TABLE

The following table provides information with respect to each plan that provides for payments or other benefits at, following or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not). The Company provides supplemental executive retirement plans for George A. Makris, Jr., David L. Bartlett, Robert A. Fehlman and Marty D. Casteel. The Present Value of the Accumulated Benefit reflects the actuarial present value of the named executive officer's accumulated benefit under the plan, computed as of December 31, 2015. In making such calculations, it was assumed that the retirement age will be the normal retirement age as defined in the plan, or if not so defined, the earliest time at which a participant may retire under the plan without any benefit reduction due to age.

Makris Plan

The plan for George A. Makris, Jr. was established in 2013 and is designed to work with the other retirement plans of the Company, on an aggregated basis with Social Security benefits, to provide a targeted level of benefits for Mr. Makris, the only participant. The Makris Plan requires Mr. Makris to remain in the employ of the Company until he attains age 65 to be eligible to receive benefits under the plan, provided that in the event of a change in control the benefits are fully vested. The Makris Plan provides a benefit upon normal retirement at age 65, or upon death or disability prior to age 65, a monthly sum equal to $8,333.33. The benefit payments begin on the first day of the seventh month following retirement, death or disability and continue for 120 consecutive months. Compensation for purposes of the Makris Plan includes salary, bonus and short-term incentive compensation programs (EIP), but excludes equity compensation plans (stock options, PSUs and restricted shares) and long-term incentive compensation programs.

Bartlett Plan

The Company assumed the plan for David L. Bartlett upon its acquisition of Alliance Bancorporation, Inc. in 2004. The Bartlett Plan provides Mr. Bartlett a benefit upon normal retirement at age 65, or upon disability prior to age 65, in the amount of $125,000 per year payable monthly. In the event of Mr. Bartlett's death prior to January 1, 2023, a variable death benefit is payable pursuant to the plan's death benefit schedule. The death benefit ranges from a low of $51,911 for death in 2022 to a high of $854,132 for death in 2013, with a benefit payable of $675,878 for death in 2015. Mr. Bartlett is fully vested in both the retirement and death benefits under the plan. The benefits under the plan are designed in conjunction with a life insurance policy acquired at the time the plan was established, barring extraordinary circumstances, the earnings of the policy and the proceeds of the policy upon the death of Mr. Bartlett should be sufficient to fully fund the obligations of the Company under the Bartlett Plan.

Fehlman Plan

The plan for Robert A. Fehlman was established in 2010 and is designed to work with the other retirement plans of the Company, on an aggregated basis with Social Security benefits, to provide a targeted level of benefits for Mr. Fehlman, the only participant. The Fehlman Plan requires Mr. Fehlman to remain in the employ of the Company until he attains age 65 to be eligible to receive benefits under the plan, provided that in the event of a change in control the benefits are fully vested. The Fehlman Plan provides a benefit upon normal retirement at age 65, or upon death or disability prior to age 65, a monthly sum equal to one twelfth (1/12) of thirty percent (30%) of the final average compensation (the average compensation paid to him by the Company for the most recent five consecutive calendar years). The benefit payments begin on the first day of the seventh month following retirement, death or disability and continue for 180 consecutive months. Compensation for purposes of the Fehlman Plan includes salary, bonus and short-term incentive compensation programs (EIP), but excludes equity compensation plans (stock options, PSUs and restricted shares) and long-term incentive compensation programs.

Casteel Plan

The plan for Marty D. Casteel was established in 2010 and is designed to work with the other retirement plans of the Company, on an aggregated basis with Social Security benefits, to provide a targeted level of benefits for Mr. Casteel, the only participant. The Casteel Plan requires Mr. Casteel to remain in the employ of the Company until he attains age 67 to be eligible to receive benefits under the plan, provided that in the event of a change in control the benefits are fully vested. The Casteel Plan provides a benefit upon normal retirement at age 67, or upon death or disability prior to age 67, a monthly sum equal to $6,250. The benefit payments begin on the first day of the seventh month following retirement, death or disability and continue for 120 consecutive months. Compensation for purposes of the Casteel Plan includes salary, bonus and short-term incentive compensation programs (EIP), but excludes equity compensation plans (stock options, PSUs and restricted shares) and long-term incentive compensation programs.

PENSION BENEFITS

Name	Plan	Number of	Present Value	Payments
	Name	Years Credited	of the Accumulated	During Last
		Service	Benefit	Fiscal Year
		(#)	($)	($)

George A. Makris, Jr.	Makris Plan	[a]	$234,313	$0
Robert A. Fehlman	Fehlman Plan	[a]	$279,022	$0
Marty D. Casteel	Casteel Plan	[a]	$399,190	$0
David L. Bartlett	Bartlett Plan	[a]	$1,011,091	$0

______________________

[a]	The benefits under the Makris Plan, Bartlett Plan, Fehlman Plan or Casteel Plan are not dependent upon the credited years of service. Except for disability, death or a change in control, continuous service until the normal retirement at age (65) under the Fehlman Plan and Makris Plan and age (67) under the Casteel Plan is required. Mr. Bartlett is fully vested in the maximum benefit under the Bartlett Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with any termination of employment, including by resignation, retirement or a constructive termination of a named executive officer, or a change in control or a change in the named executive officer's responsibilities. However, in accordance with SEC regulations, no amounts to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of the executive officers and which are available generally to all salaried employees are reported.

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, the termination is assumed to have taken place on the last business day of the Company's most recently completed fiscal year, and the price per share of the common stock is the closing market price as of that date - $51.36.

Cash Payments. None of the named executive officers presently has an employment agreement which guarantees him employment for any period of time. Therefore, any post-termination payments of salary or severance to any named executive officer would be provided only under the Company's broad-based severance plan in the event of a reduction in force or other termination by the Company without cause or pursuant to a Change in Control Agreement ("CIC Agreement").

The Company has entered into CIC Agreements with certain executives of the Company and the subsidiary bank pursuant to which the Company would pay certain salary benefits. As of December 31, 2015, the Company had CIC Agreements with Messrs. Makris, Fehlman, Casteel and Bartlett. The Company would make such payments only upon a change in control, and if the Company terminates an executive without "Cause" or the executive resigns within six months after a "Trigger Event." The Company will pay an amount up to two times the sum of (1) highest annual base salary for the previous twelve months and (2) the greater of the projected target annual incentive to be paid under the Executive Incentive Plan ("EIP") for the current year, or the average EIP bonus paid to the executive over the preceding two years. The termination compensation is payable within 30 business days following the termination and, at the election of the executive, may be payable in either cash or common stock of the Company.

The CIC Agreements will also provide the executive with continuing coverage under the Company's medical, dental, life insurance and long-term disability plans for three years following the change in control date. Additionally, if the executive is over 55 years of age, the CIC Agreement allows the executive, at his election, to continue medical, dental and life insurance coverage after the initial three year period, at the executive's cost, if the executive is not then eligible to be covered by a similar program maintained by the current employer of the executive or the executive's spouse. Finally, the CIC Agreements, in the case of Messrs. Fehlman, Bartlett and Casteel, require the Company to make a tax "gross-up" payment in the event any of the foregoing benefits subject the executive to the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code. Please also refer to the discussion of the CIC Agreements above at "Compensation Discussion and Analysis."

Accelerated Vesting of Incentives. The Company has provided and continues to provide equity and non-equity incentives to the named executive officers through the Company's Executive Stock Incentive Plans and 2015 Incentive Plan (collectively "Stock Plans") and the EIP. Please also refer to the discussion of equity and non-equity incentives above at "Compensation Discussion and Analysis."

Equity Incentives - Stock Options. Unvested stock options vest upon the named executive officer's death or disability or upon a change in control. Further, unvested stock options vest upon the retirement of a named executive officer after age 65 or after age 62 with ten years of service. Upon any other termination, the executive forfeits his unvested stock options, unless the Board of Directors takes specific action to vest some or all of the unvested options. The value of accelerated options was calculated by multiplying the number of shares times the difference between the closing price of the common stock on the last business day of 2015 and the exercise price of the options. Please refer to the discussions above at "Compensation Discussion and Analysis" for more information about stock options.

Equity Incentives - Restricted Stock. Unvested restricted stock vests upon the named executive officer's death or disability or upon a change in control. Further, unvested restricted stock vests upon the retirement of a named executive officer after age 65 or after age 62 with ten years of service. Upon any other termination, the executive forfeits his unvested restricted stock, unless the Board of Directors takes specific action to vest some or all of the unvested stock. Accordingly, the table below reflects the accelerated vesting of this stock upon the named executive officer's qualified retirement, death or disability or upon a change in control. An executive forfeits all undistributed shares upon the termination of the executive's employment for all other reasons.

Equity Incentives - Performance Share Units. Unvested PSUs vest upon the named executive officer's death or disability. Upon a change in control, unvested PSUs vest if the change in control occurs after nine months have elapsed in the performance period, otherwise the unvested PSUs are terminated. Further, unvested PSUs vest upon the retirement of a named executive officer after age 65 or after age 62 with ten years of service. Upon any other termination, the executive forfeits his unvested PSUs, unless the Board of Directors takes specific action to vest some or all of the unvested PSUs. Accordingly, the table below reflects the accelerated vesting of the PSUs upon the named executive officer's qualified retirement, death or disability or upon a change in control in compliance with the rules set forth above. An executive forfeits all undistributed PSUs upon the termination of the executive's employment for all other reasons.

Non-Equity Incentives - EIP. The EIP does not provide for an acceleration of entitlement or a satisfaction of performance measures upon a change in control. Therefore the plan could be terminated or modified following a change in control and the participants would not receive any incentive compensation under the EIP for the year in which the change in control occurred. For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the Company's most recently completed fiscal year. That date coincides with the last date of the performance period under EIP for 2015. As a result of such assumption, the Company could make a full payment under the terms of EIP based on the achievement of EIP goals for the year ending December 31, 2015, and such amounts would not be increased or enhanced as the result of the executive's termination or the change in control. Such amounts are reported in the Summary Compensation Table.

Retirement Plans - Makris Plan, Fehlman Plan and Casteel Plan. Upon a change in control, the sole participant under each of the Makris Plan, Fehlman Plan and the Casteel Plan, Messrs. Makris, Fehlman and Casteel, respectively, will become fully vested in the benefits under such plan. Payment of the benefits would commence on the first day of the seventh calendar month following his termination of services to the Company. In the absence of a change in control, upon the death or disability of the participant or his retirement at or after age 65 for Messrs. Makris and Fehlman and age 67 for Mr. Casteel, his benefits under the plan become fully vested and are payable commencing on the first day of the seventh month after such event. In the event of the termination of the participant's employment under any other conditions prior to his attaining age 65 for Messrs. Makris and Fehlman and age 67 for Mr. Casteel, all benefits under the plan are forfeited. For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the most recently completed fiscal year. As a result of such assumption, each participant would become fully vested in the benefits under his plan.

Retirement Plan - Bartlett Plan. Mr. Bartlett, the sole participant under the Bartlett Plan, is fully vested in the maximum benefit payable under the plan. The participant's entitlement to the benefits under the plan is not affected by his death, disability, termination of service or a change in control of the Company. Payment of the benefits would commence on the first day of the seventh calendar month following his termination of services to the Company. For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the most recently completed fiscal year. Since Mr. Bartlett is fully vested in his benefits under the plan, the assumed change in control would not increase or otherwise enhance the benefit payable to Mr. Bartlett under the plan.

Miscellaneous Benefits. Under the CIC Agreements, which are discussed above at "Compensation Discussion and Analysis," the Company is obligated to pay certain other benefits. This includes continuation of medical, dental, life and long-term disability insurance coverage for three years from the date of the change in control and certain tax gross-up payments. The conditions to the Company's obligations under the CIC Agreements are discussed above. Except for these benefits payable under the CIC Agreements, the Company has no obligation to continue any other perquisites after a named executive officer's employment terminates.

		Involuntary		Change in Control
Executive Benefits and		Not for Cause		Trigger Event		Death or
Payments upon Termination	Retirement	Termination		Termination		Disability

George A. Makris, Jr.,
Cash compensation programs [a]	$0	$34,327		$2,559,663	[b]	$0
Accelerated Vesting of Incentives	$518,325	$0		$1,520,116		$2,138,732
Retirement Plans [c]	$0	$0		$829,666		$829,666
Other Benefits [d]	$0	$0		$35,228		$0
Robert A. Fehlman
Cash compensation programs [a]	$0	$125,269	[e]	$1,295,079	[b,e]	$22,500
Accelerated Vesting of Incentives [f]	$544,108	$5,064		$690,070		$937,111
Retirement Plans [g]	$0	$0		$1,458,871		$1,458,871
Other Benefits and Tax Gross-Up [h]	$0	$0		$1,319,794	[i]	$0
Marty D. Casteel
Cash compensation programs [a]	$0	$125,269	[j]	$1,295,079	[b,n]	$22,500
Accelerated Vesting of Incentives [f]	$525,772	$5,064		$671,734		$918,776
Retirement Plans [k]	$0	$0		$622,250		$622,250
Other Benefits and Tax Gross-Up [h]	$0	$0		$762,130	[l]	$0
David L. Bartlett
Cash compensation programs [a]	$0	$230,334	[m]	$1,581,278	[b]	$112,500
Accelerated Vesting of Incentives [f]	$793,923	$112,500		$793,923		$793,923
Retirement Plans [n]	$1,011,091	$1,011,091		$1,011,091		$1,011,091
Other Benefits and Tax Gross-Up [h]	$0	$0		$40,259	[o]	$0
Matthew C. Reddin
Cash compensation programs [a]	$0	$12,500	[p]	$856,850	[b]	$0
Accelerated Vesting of Incentives [f]	$359,520	$0		$436,037		$546,975
Retirement Plans	$0	$0		$0		$0
Other Benefits and Tax Gross-Up [h]	$0	$0		$32,223	[q]	$0

________________________________

[a]	Under the Company's general severance program, Messrs. Fehlman, Bartlett and Casteel are eligible for 16 weeks of salary, Mr. Makris is eligible for 3 weeks of salary and Mr. Reddin is eligible for 2 weeks of salary . The severance plan would apply to involuntary not for cause terminations and change in control trigger event terminations.
[b]	Under the Change in Control Agreements ("CIC") between certain named executive officers and the Company, upon the occurrence of a change in control, severance cash payments will consist of two times the sum of the following items: (1) the highest annual base salary for the previous twelve months and (2) the greater of the projected target annual incentive to be paid under the EIP for the current year, or the average EIP bonus paid to the executive over the prior two years.
[c ]	Mr. Makris' benefit under the Makris Plan does not vest until he attains age 65, however he becomes fully vested upon his death, disability or a change in control. The monthly benefit would commence on the seventh month after his termination of service. The information related to the Makris Plan is also disclosed in the Pension Benefits Table. The value disclosed is the present value of Mr. Makris' benefit, as of December 31, 2015.
[d]	The named executive officer is not receiving any enhanced payments regarding the Other Benefits as a result of the termination trigger. The amounts shown as Other Benefits include the costs associated with continued participation in the Company's health and welfare benefit plans under applicable CIC Agreements for a period of 36 months.
[e]	In the event of involuntary termination without cause, or the death or disability of the named executive, he would be entitled to receive the sum of $25,000 under the executive retention programs and in the event of involuntary termination without cause he would also receive $102,769 in severance benefits under the general severance plan.
[f]	The payment due the named executive officer due to certain termination triggers, related to the Company's equity equity compensation plans is made based on the specific terms and conditions associated with each plan. These amounts are attributable to the vesting of unvested restricted stock and stock options, as of December 31, 2015.
[g]	Mr. Fehlman’s benefit under the Fehlman Plan does not vest until he attains age 65, however he becomes fully vested upon his death, disability or a change in control. The monthly benefit would commence on the seventh month after his termination of service. The information related to the Fehlman Plan is also disclosed in the Pension Benefits Table. The value disclosed is the present value of his benefit, as of December 31, 2015.
[h]	The named executive officer is not receiving any enhanced payments regarding the Other Benefits as a result of the termination trigger. The amounts related to Other Benefits include the costs associated with continued participation in the Company's health and welfare benefit plans for a period of 36 months under the applicable CIC Agreement. The amount related to the tax gross-up is a reimbursement for certain taxes that would be applicable to the payments and accelerated benefits occurring upon a change in control.
[i]	Upon a change in control, Mr. Fehlman would receive a monthly benefit of $1,236.34 for the next 36 months for purposes of continued health and welfare benefits under the CIC and a tax gross-up payment of $1,275,286.
[j]	In the event of involuntary termination without cause, or the death or disability of the named executive, he would be entitled to receive the sum of $25,000 under the executive retention programs and in the event of involuntary termination without cause he would also receive $102,769 in severance benefits under the general severance plan.
[k]	Mr. Casteel's benefit under the Casteel Plan does not vest until he attains age 67, however he becomes fully vested upon his death, disability or a change in control. The monthly benefit would commence on the seventh month after his termination of service. The information related to the Casteel Plan is also disclosed in the Pension Benefits Table. The value disclosed is the present value of his benefit, as of December 31, 2015.
[l]	Upon a change in control, Mr. Casteel would receive a monthly benefit of $1,132.79 for the next 36 months for purposes of continued health and welfare benefits and a tax gross-up payment of $721,349.
[m]	In the event of involuntary termination without cause, or the death or disability of the named executive, he would be entitled to receive the sum of $112,500 under the executive retention programs and in the event of involuntary termination without cause he would also receive $117,834 in severance benefits under the general severance plan.
[n]	Mr. Bartlett is not receiving any enhanced payments regarding the Bartlett Plan as a result of the termination trigger. Mr. Bartlett was fully vested in the maximum benefit under the plan at all times during 2015. The amounts related to the retirement plans are also disclosed in the Pension Benefits Table. The value disclosed is the present value of Mr. Bartlett's benefit, as of December 31, 2015.
[o]	Upon a change in control, Mr. Bartlett would receive a monthly benefit of $1,118.32for the next 36 months for purposes of continued health and welfare benefits.
[p]	In the event of involuntary termination without cause Mr. Reddin would also receive $12,500 in severance benefits under the general severance plan.
[q]	Upon a change in control, Mr. Reddin would receive a monthly benefit of $895.09for the next 36 months for purposes of continued health and welfare benefits.

DIRECTOR COMPENSATION

The following table provides information with respect to the compensation of Directors of the Company during 2014, the most recently completed fiscal year.

All Directors received an annual retainer of $12,000. Directors serving on committees receive an annual retainer for service on the committee as set forth in the table below. For any director appointed to a committee during the year, the retainer is prorated based upon the remaining period of service.

Committee	Member	Chairman
Audit	$3,750	$5,000
Compensation	$4,500	$6,000
Executive	$1,500	$2,000
Nominating & Corporate Governance	$1,500	$2,000
Risk	$4,500	$6,000

The Company maintains a voluntary deferred compensation plan in which non-employee directors may defer receipt of any part or all of their respective directors fees, including retainer fees, meeting fees and committee fees. The director must elect to participate in the plan prior to the calendar year for which the deferral will be applicable. Upon election a director must elect the form of payment (lump sum or annual installments over two to five years) and the date of payment (attainment of a specified age or cessation of serving as a director of the Company). The sums deferred under the plan are credited to an account for the director along with earnings on the deferred sum at an interest rate equal to the yield on the ten year U. S. Treasury bond, computed quarterly.

The Company maintains an equity compensation plan for its outside directors. During 2015, outright grants of 525 shares of the Company's stock were made to each director, except the lead director, who received a grant for 945 shares. The grants were made on July 21, 2015. These shares are immediately vested. In accordance with SEC regulations, outright grants of stock are valued in accordance with the terms of the plan and consistent with Accounting Standards Codification Topic 718, Compensation – Stock Compensation, at the closing price of the stock on the last trading date preceding the date of grant. The Company discloses such expense ratably over the vesting period; however, since the stock is fully vested upon grant, all of the expense related to the stock grants is disclosed in the table.

Each outside Director under the age of 70 is provided coverage under the Company's group term life insurance program. Directors up to age 65 receive a death benefit of $50,000 and directors over 65 but less than 70 years of age receive a death benefit of $25,000. The policy triples the death benefit in the case of accidental death. In addition, each Director is reimbursed for out of pocket expenses, including travel. The table below summarizes the compensation the Company paid the Directors during 2015.

DIRECTOR COMPENSATION

Name	Fees Earned or	Stock	All Other	Total
	Paid in Cash	Awards	Compensation	($)
	($)	($) [a]	($) [b]

David L. Bartlett [c]	$0	$0	$0	$0
Jay D. Burchfield	$15,188	$25,064	$54	$40,306
William E. Clark, II	$21,600	$25,064	$109	$46,773
Steven A. Cossé [d]	$38,800	$25,064	$92	$63,956
Mark C. Doramus	$14,625	$25,064	$71	$39,760
Edward Drilling	$20,800	$25,064	$109	$45,973
Eugene Hunt	$23,475	$25,064	$92	$48,631
Chris R. Kirkland	$13,125	$25,064	$71	$38,260
George A. Makris, Jr. [e]	$0	$0	$7,008	$7,008
W. Scott McGeorge[d]	$40,350	$25,064	$0	$65,414
Joe D. Porter	$11,250	$25,064	$71	$36,385
Harry L. Ryburn [d]	$37,550	$45,114	$0	$82,664
Robert L. Shoptaw [d]	$43,100	$25,064	$92	$68,256

______________________

[a]	The computation is based upon the closing market price of $47.74 on the last trading day preceding the grant date (July 21, 2015). The grant date fair value calculated in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation, are reported in this column. Please refer to footnote 12 to the Company's financial statements for a discussion of the assumptions related to the calculation of such value.
[b]	Amounts in this column reflect life insurance premiums for the directors and in the case of Mr. Makris, earnings on his deferred director's fees under the directors deferred compensation plan in the amounts of $7,008.
[c]	David L. Bartlett, President and Chief Banking Officer of the Company, did not receive director's fees or otherwise participate in the director compensation programs set forth herein. His compensation is disclosed in the preceding discussion concerning Executive Compensation.
[d]	The cash fees paid to Messrs. Cossé, McGeorge, Ryburn and Shoptaw include cash director fees paid for their service as a director of Simmons First National Bank, in the amount of $12,000, $12,000, $12,450 and $12,000, respectively.
[e]	Prior to becoming an executive officer of the Company in 2013, Mr. Makris, as a director, elected to participate in the director's deferred compensation plan and deferred certain director's fees earned in previous years. In accordance with the terms of the director's deferred compensation plan the deferred fees earn interest at a market rate. For 2013 and subsequent years while Mr. Makris is an executive officer of the Company, he will not receive director's fees or otherwise participate in the director compensation programs set forth above, except that his deferred director's fees from prior years will continue to earn interest as provided in the director's deferred compensation plan. Mr. Makris compensation as Chairman and Chief Executive Officer of the Company is disclosed in the preceding discussion concerning Executive Compensation.

AUDIT COMMITTEE

Edward Drilling, W. Scott McGeorge and Robert L. Shoptaw (Chairman) served on the Audit Committee for all of 2015. During 2015, Jay D. Burchfield, Eugene Hunt and Chris R. Kirkland were added to the Audit Committee.

This committee provides assistance to the Board in fulfilling its responsibilities concerning accounting and reporting practices, by regularly reviewing the adequacy of the internal and external auditors, the disclosure of the financial affairs of the Company and its subsidiaries and the control systems of management and internal accounting controls. The Audit Committee has adopted a charter, which is available for review in the Investor Relations portion of the Company's web site: www.simmonsfirst.com. This committee met 6 times in 2015.

Each of the listed committee members were independent as defined in Rule 5605 of the NASDAQ listing requirements when serving on the committee. The Board has determined that Robert L. Shoptaw and Jay D. Burchfield satisfy the requirements of "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission and the independence standards applicable to audit committee financial experts as set forth in Reg. S-K of the Securities and Exchange Commission. The Board has designated each of them as an "audit committee financial expert". Further, the Board has determined that Messrs. Burchfield and Shoptaw each satisfy the requirements as a financially sophisticated audit committee member as set forth in Rule 5605(c) of the NASDAQ Listing requirements.

The Company is required to obtain pre-approval by the Audit Committee for all audit and permissible non-audit services obtained from the independent auditors. All services obtained from the independent auditors during 2015, whether audit services or permitted non-audit services, were pre-approved by the Audit Committee. The Audit Committee has not adopted any additional pre-approval policies and procedures, but consistent with its charter, it may do so in the future.

The Audit Committee issued the following report concerning its activities related to the Company for the previous year:

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2015 with management.

The Audit Committee has discussed with BKD, LLP ("BKD"), its independent auditors, the matters required to be discussed by the Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board in PCAOB Release 2012-004;

The Audit Committee has received the written disclosures and the letter from independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants' independence; and

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

In its analysis of the independence of BKD, the Audit Committee considered whether the non-audit related professional services rendered by BKD to the Company were compatible with maintaining the principal accountant's independence.

AUDIT COMMITTEE

Robert L. Shoptaw, Chairman            Jay D. Burchfield          Edward Drilling

Eugene Hunt      W. Scott McGeorge

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Committee and the Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Company has designed its executive compensation program to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and enhance shareholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders.

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to approve or disapprove our pay program for named executive officers by voting for or against the resolution set forth below ("say-on-pay" vote). While the vote on the resolution is advisory in nature and will not bind the Company to take any particular action, the Compensation Committee and the Board of Directors intend to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the Company's compensation program.

"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby APPROVED."

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required to adopt (on a non-binding advisory basis) this resolution approving the compensation of the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3.

PROPOSAL 4 - TO RATIFY SELECTION OF

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors re-selected the accounting firm of BKD, LLP as independent auditors of Simmons First National Corporation and its subsidiaries for the fiscal year ending December 31, 2016, subject to a formal acceptance of an engagement letter from BKD, LLP, and seeks ratification of the selection by the Company's shareholders.

Audit Fees

The aggregate fees billed to the Company for professional services rendered by BKD for the audit of the Company's annual financial statements for the year ended December 31, 2015 and the reviews of the financial statements included in the Company's Form 10-Q's for 2015 were $706,500. The aggregate fees billed to the Company by BKD for such services in 2014 were $543,000.

Audit Related Fees

The aggregate fees billed to the Company for professional services rendered by BKD for the audit related fees during 2015 were $258,512. The aggregate fees billed to the Company by BKD for such services in 2014 were $308,315. These services are primarily for the audit services provided in connection with acquisitions, audits of employee benefit plans and audit of the investment company.

Tax Fees

The aggregate fees billed to the Company for professional services rendered by BKD for tax services and preparation of tax returns during 2014 was $12,885. The aggregate fees billed to the Company by BKD for such services in 2014 were $19,675.

All Other Fees

There were no fees billed to the Company by BKD for services other than those set forth above.

Shareholder ratification of the Audit Committee's selection of BKD as our independent auditors for the year ending December 31, 2016 is not required by our Bylaws or otherwise. Nonetheless, the Board of Directors has elected to submit the selection of BKD to our shareholders for ratification. If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at the annual meeting. If the selection of BKD as our independent auditors for the year ending December 31, 2016 is not ratified, the matter will be referred to the Audit Committee for further review.

Representatives of BKD will be at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF BKD AS OUR INDEPENDENT AUDITORS FOR 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 and the regulations issued thereunder require directors and certain officers of any company registered under that Act to file statements on SEC Forms 3, 4 & 5 with the Securities and Exchange Commission, showing their beneficial ownership in securities issued by such company. Based upon a review of such statements by the directors and officers of the Company for the preceding fiscal year, provided to the Company by such persons, the Company has identified one late Form 4 filing for each of the following directors; Chris Kirkland, Joe Porter and Jay Burchfield.

FINANCIAL STATEMENTS

A copy of the annual report of the Company for 2015 on Form 10-K required to be filed with the Securities and Exchange Commission, including audited financial statements, is enclosed herewith. Such report and financial statements contained therein are not incorporated into this Proxy Statement and are not considered a part of the proxy soliciting materials, since they are not deemed material for the exercise of prudent judgment in regard to the matters to be acted upon at the meeting.

Upon written request by any shareholder addressed to Patrick A. Burrow, Secretary, Simmons First National Corporation, P. O. Box 7009, Pine Bluff, Arkansas 71611, a copy of the Company's annual report for 2015 on Form 10-K required to be filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, will be furnished without charge.

PROPOSALS FOR 2017 ANNUAL MEETING

Shareholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2017 Annual Meeting of Shareholders must submit the proposal to the Company no later than November 14, 2016. Shareholders who intend to present a proposal at the 2016 Annual Meeting of Shareholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than January 19, 2017. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Management knows of no other matters to be brought before this annual meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Patrick A. Burrow

Patrick A. Burrow, Secretary

Pine Bluff, Arkansas

March 14, 2016

.. MMMMMMMMMMMM MMMMMMMMM IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EST, on April 19, 2016. Vote by Internet • Go to www.investorvote.com/SFNC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 1, 2, 3 and 4. 1. To fix the number of directors at eleven (11): 2. ELECTION OF DIRECTORS: For Withhold 01 - Jay D. Burchfield 04 - Mark C. Doramus 07 - Chris R. Kirkland 10 - Joe D. Porter 3. To consider adoption of the following non-binding resolution approving the compensation of the named executive officers of the Company: “RESOLVED, that the compensation paid to the Company’s For Against Abstain 02 - William E. Clark, II 05 - Edward Drilling 08 - George A. Makris, Jr. 11 - Robert L. Shoptaw For Against Abstain For Withhold 03 - Steven A. Cossé For Withhold + 06 - Eugene Hunt 09 - W. Scott McGeorge 4. To ratify the Audit Committee's selection of the accounting firm of BKD, LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 2016: For Against Abstain named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative discussion is hereby APPROVED.” 5. Upon such other business as may properly come before the meeting or any adjournment or adjournments thereof. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 2713911 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM + 02AW3B

.. MMMMMMMMMMMM IMPORTANT ANNUAL MEETING INFORMATION MMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card • PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 1, 2, 3 and 4. 1. To fix the number of directors at eleven (11): 2. ELECTION OF DIRECTORS: For Withhold 01 - Jay D. Burchfield 04 - Mark C. Doramus 07 - Chris R. Kirkland 10 - Joe D. Porter 3. To consider adoption of the following non-binding resolution approving the compensation of the named executive officers of the Company: “RESOLVED, that the compensation paid to the Company’s For Against Abstain 02 - William E. Clark, II 05 - Edward Drilling 08 - George A. Makris, Jr. 11 - Robert L. Shoptaw For Against Abstain For Withhold For 03 - Steven A. Cossé 06 - Eugene Hunt 09 - W. Scott McGeorge 4. To ratify the Audit Committee's selection of the accounting firm of BKD, LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 2016: + Withhold For Against Abstain named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative discussion is hereby APPROVED.” 5. Upon such other business as may properly come before the meeting or any adjournment or adjournments thereof. 1UPX 2713912 + 02AW4B .. IMPORTANT ANNUAL MEETING INFORMATION IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 19, 2016. THE PROXY STATEMENT AND THE COMPANY REPORT ARE AVAILABLE AT: www.edocumentview.com/sfnc • PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • PROXY BALLOT — SIMMONS FIRST NATIONAL CORPORATION + PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 19, 2016 The undersigned hereby constitutes and appoints William C. Bridgforth, Robert A. Fehlman and Marty D. Casteel as Proxies, each with the power of substitution, to represent and vote as designated on this proxy ballot all of the shares of common stock of Simmons First National Corporation held of record by the undersigned on February 22, 2016, at the Annual Meeting of Shareholders to be held on April 19, 2016, and any adjournment thereof. This proxy, when properly executed, will be voted as directed. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS (1), (2), (3) and (4). The undersigned acknowledges receipt of this ballot, Notice of Annual Meeting, Proxy Statement and Company Report. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below IMPORTANT: Please date and sign this proxy ballot exactly as the ownership appears below. If held in joint ownership, all owners must sign this ballot. Please return promptly in the envelope provided. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD. +